UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

WEIGHT WATCHERS INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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WEIGHT WATCHERS INTERNATIONAL, INC.

11 Madison Avenue, 17th Floor

New York, New York 10010

Corporate Website: www.weightwatchersinternational.com

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 10, 2011

The 2011 Annual Meeting of Shareholders of Weight Watchers International, Inc. (the “Company”) will be held at The Helmsley Park Lane Hotel, 36 Central Park South, New York, New York 10019 on Tuesday, May 10, 2011, at 10:00 a.m. Eastern Time (the “2011 Annual Meeting”), to consider and act upon each of the following matters:

1.	The election of the three nominees named in the attached Proxy Statement as members of the Board of Directors to serve for a three-year term as Class I directors;

2.	The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	Consideration of an advisory vote on named executive officer compensation;

4.	Consideration of an advisory vote on the frequency of votes on named executive officer compensation; and

5.	Such other business as may properly come before the meeting and any adjournments or postponements thereof.

These items of business are more fully described in the attached Proxy Statement. Only shareholders of record at the close of business on March 29, 2011, the record date, are entitled to notice of, and to vote at, the 2011 Annual Meeting and at any adjournments or postponements of the 2011 Annual Meeting.

By Order of the Board of Directors

JEFFREY A. FIARMAN

Executive Vice President,

General Counsel and Secretary

New York, New York

April 6, 2011

WHETHER OR NOT YOU EXPECT TO ATTEND THE 2011 ANNUAL MEETING OF SHAREHOLDERS, PLEASE VOTE BY USING THE INTERNET OR TELEPHONE BY FOLLOWING THE INSTRUCTIONS IN THE PROXY STATEMENT AND ON THE ENCLOSED PROXY CARD OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

WEIGHT WATCHERS INTERNATIONAL, INC.

11 Madison Avenue, 17th Floor

New York, New York 10010

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 10, 2011

The Board of Directors of Weight Watchers International, Inc. is soliciting proxies for the 2011 Annual Meeting of Shareholders to be held at The Helmsley Park Lane Hotel, 36 Central Park South, New York, New York 10019 on Tuesday, May 10, 2011, at 10:00 a.m. Eastern Time. This Proxy Statement and the accompanying proxy card contain information about the items you will vote on at the 2011 Annual Meeting of Shareholders. It is anticipated that this Proxy Statement and the accompanying proxy card will be first mailed to shareholders on April 6, 2011.

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BASIS OF PRESENTATION

Weight Watchers International, Inc. is a Virginia corporation with its principal executive offices in New York, New York. In this Proxy Statement, unless the context indicates otherwise: “we”, “us”, “our” and the “Company” refers to Weight Watchers International, Inc. and all of its businesses consolidated for purposes of its financial statements; “Weight Watchers International” and “WWI” refers to Weight Watchers International, Inc. and all of the Company’s businesses other than WeightWatchers.com; “WeightWatchers.com” refers to WeightWatchers.com, Inc. and all of the Company’s Internet-based businesses; “NACO” refers to our North American Company-owned meeting operations; “International” refers to the Company other than WeightWatchers.com and NACO; and “Artal” refers to Artal Group, S.A. together with its parent and its subsidiaries. Our fiscal year ends on the Saturday closest to December 31st and consists of either 52- or 53-week periods. In this Proxy Statement:

•	“fiscal 2007” refers to our fiscal year ended December 29, 2007;

•	“fiscal 2008” refers to our fiscal year ended January 3, 2009;

•	“fiscal 2009” refers to our fiscal year ended January 2, 2010;

•	“fiscal 2010” refers to our fiscal year ended January 1, 2011; and

•	“fiscal 2011” refers to our fiscal year ended December 31, 2011.

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INFORMATION ABOUT THE 2011 ANNUAL MEETING OF SHAREHOLDERS AND VOTING

The Board of Directors of Weight Watchers International, Inc. is soliciting proxies to be voted at the 2011 Annual Meeting of Shareholders (the “2011 Annual Meeting”), to be held at The Helmsley Park Lane Hotel, 36 Central Park South, New York, New York 10019 on Tuesday, May 10, 2011 at 10:00 a.m. Eastern Time, and at any adjournment or postponement thereof. You may obtain directions to the 2011 Annual Meeting by contacting our investor relations department at 212-589-2751. This Proxy Statement and the accompanying proxy card contain information about the items you will vote on at the 2011 Annual Meeting. It is anticipated that this Proxy Statement and the accompanying proxy card will be first mailed to shareholders on or about April 6, 2011.

Who is entitled to vote?

As of the close of business on March 29, 2011 (such date and time, the “Record Date”), there were 73,025,961 shares of common stock, no par value per share, of the Company (the “Common Stock”) outstanding. If you are a shareholder of record or a beneficial owner of Common Stock on the Record Date, you are entitled to receive notice of and to vote at the 2011 Annual Meeting and at any and all adjournments or postponements of the 2011 Annual Meeting. You are entitled to one vote for each share of Common Stock you hold as a shareholder of record or as beneficial owner for each matter presented for vote at the 2011 Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your proxy to the Company or to vote in person at the 2011 Annual Meeting. The Company has enclosed a proxy card for you to use.

If your shares are held in a bank, brokerage or trustee account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded by a bank, broker, trustee or other nominee to you together with a voting instruction form.

If I am a shareholder of record of the Company’s shares, how do I vote?

If you are a shareholder of record, you may vote in person at the 2011 Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the 2011 Annual Meeting, you may vote as follows:

1. Over the Internet: go to www.investorvote.com/WTW;

2. By telephone: call 1-800-652-VOTE (8683) (toll-free within the United States, U.S. territories and Canada) or 1-781-575-2300 (collect); or

3. By mail: complete, sign and date and promptly mail the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise at the 2011 Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee how to vote and are also invited to attend the 2011 Annual Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the 2011 Annual Meeting unless you obtain and present at the 2011 Annual Meeting a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the 2011 Annual Meeting. Your bank, broker, trustee or other nominee will send you separate instructions describing the procedure for voting your shares in person.

If you do not wish to vote in person at the 2011 Annual Meeting, you may vote by providing voting instructions to your bank, broker, trustee or other nominee. Subject to and in accordance with the instructions provided by your bank, broker, trustee or other nominee, you may vote in one of the following manners: over the Internet, by telephone or by mail.

Why is there information regarding the Internet availability of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we provide access to our proxy materials over the Internet.

How can I get access to the proxy materials over the Internet?

You can view our proxy materials for the 2011 Annual Meeting on the Internet on our website at www.weightwatchersinternational.com.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors, or if you sign and return the enclosed proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2011 Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the New York Stock Exchange (“NYSE”) rules, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. We encourage you to provide voting instructions to the organization that holds your shares. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Under current NYSE rules, Proposal 1 (Election of Class I Directors), Proposal 3 (Advisory Vote on Named Executive Officer Compensation) and Proposal 4 (Advisory Vote on the Frequency of Votes on Named Executive Officer Compensation) are considered non-routine matters.

How can I revoke my proxy or change my vote?

You may revoke your proxy or change your voting instructions before the proposals are voted on at the 2011 Annual Meeting:

1. If you are a shareholder of record, by (a) voting on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the 2011 Annual Meeting will be counted), (b) timely delivering a written revocation or a valid, later-dated proxy to the Corporate Secretary of the Company at the address of the Company’s principal executive offices, or (c) attending the 2011 Annual Meeting and voting in person (attendance at the 2011 Annual Meeting will not itself revoke a proxy); or

2. If you are a beneficial owner of shares held in street name, by submitting new voting instructions by contacting your bank, broker, trustee or other nominee, or as otherwise provided in the instructions provided to you by your bank, broker, trustee or other nominee.

How many shares must be present or represented to constitute a quorum for the 2011 Annual Meeting?

The presence of a majority of the outstanding shares, in person or represented by proxy, of the Common Stock entitled to vote at the 2011 Annual Meeting constitutes a quorum. A quorum is necessary in order to conduct business at the 2011 Annual Meeting. Abstentions, withheld votes in the election of directors and broker shares that include broker non-votes are counted as present for purposes of determining a quorum. If a quorum is not present, the Company expects that the 2011 Annual Meeting will be rescheduled for a later date.

What is the voting requirement to approve each of the proposals?

Proposal No. 1—Election of Class I Directors. Directors are elected by a plurality of the votes cast, in person or by proxy, at the 2011 Annual Meeting. This means that the three nominees to be Class I directors receiving the highest number of affirmative votes cast at the 2011 Annual Meeting will be elected as Class I directors for a three-year term. A withhold vote in the election of directors will have the same effect as an abstention. Neither a withhold vote nor a broker non-vote will affect the outcome of the election of directors.

Proposal No. 2—Ratification of the Selection of Independent Registered Public Accounting Firm. The selection of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for fiscal 2011 will be ratified if the votes cast, in person or by proxy, at the 2011 Annual Meeting “for” ratification exceed the number of votes cast “against” ratification. Abstentions will have no effect on this proposal.

Proposal No. 3—Advisory Vote on Named Executive Officer Compensation. The advisory approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules requires that the votes cast, in person or by proxy, at the 2011 Annual Meeting “for” the proposal exceed the number of votes cast “against” the proposal. Neither an abstention nor a broker non-vote will affect the outcome of the vote on this proposal.

Proposal No. 4—Advisory Vote on the Frequency of Votes on Named Executive Officer Compensation. The advisory vote on whether a shareholder advisory vote on named executive officer compensation should occur every one, two or three years will be determined by which of the options (i.e., every one, two or three years) receives a majority of the votes cast, in person or by proxy, at the 2011 Annual Meeting. Neither an abstention nor a broker non-vote will affect the outcome of the vote on this proposal.

Other Matters. Any other matters that may properly come before the 2011 Annual Meeting will generally require that the votes cast “for” must exceed the votes cast “against.” If any other matter not discussed in this Proxy Statement properly comes before the 2011 Annual Meeting upon which a vote may be taken, shares represented by all proxies received by the Company will be voted on that matter in accordance with the discretion of the persons named as proxies. Abstentions will have no effect on the proposal to approve any such other matter.

Proposals 2, 3 and 4 are advisory votes and not binding on the Company.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote your shares “FOR” the election of each of the nominees for Class I director to the Board of Directors (Proposal 1); “FOR” the ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm for fiscal 2011 (Proposal 2); “FOR” the advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules (Proposal 3); and “THREE YEARS” with respect to how frequently a shareholder advisory vote on named executive officer compensation should occur (Proposal 4).

How are votes counted?

Representatives of the Company’s transfer agent, Computershare Trust Company, N.A., will tabulate the vote and act as Inspector of Election. The vote will be certified by the Company’s Inspector of Election. Except as necessary to meet legal requirements, proxies and ballots that identify the vote of individual shareholders will be kept confidential in cases where shareholders write comments on their proxy cards or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the Inspector of Election, but such tallies will provide aggregate figures rather than names of shareholders.

Who will bear the cost of soliciting votes for the 2011 Annual Meeting?

The Company will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of this Proxy Statement, the proxy card and any additional soliciting materials sent by the Company to shareholders. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy-soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies on the Company’s behalf by telephone, e-mail, facsimile or personal interviews.

How can interested parties communicate with the Board of Directors?

Any interested person who wants to communicate with the Board of Directors or any individual director can write to them at Weight Watchers International, Inc., Attention: Corporate Secretary, 11 Madison Avenue, 17th Floor, New York, New York 10010. In any such communication, such person may also designate a particular audience, including a committee of the Board of Directors, such as the Audit Committee, the non-management directors as a group, or the director designated to preside over the meetings of the non-management directors. Depending on the subject matter, our Corporate Secretary will: (i) forward the communication to the director or directors to whom it is addressed; (ii) attempt to handle the inquiry directly, for example when the request is for information about the Company or is a stock-related matter; or (iii) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each Board of Directors meeting, a member of management will present a summary of all communications received since the last meeting that were not forwarded to the director or directors to whom they were addressed, and shall make those communications available to the Board of Directors upon request.

Our Board of Directors encourages interested persons who are interested in communicating directly with our independent directors as a group to do so by writing to the independent directors in care of our Corporate Secretary. Interested persons can send communications by mail to: Weight Watchers International, Inc., Attention: Corporate Secretary, 11 Madison Avenue, 17th Floor, New York, New York 10010. Such correspondence received addressed to our independent directors will be reviewed by our Corporate Secretary or his designee, who will regularly forward to our independent directors all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board of Directors or committees thereof or that our Corporate Secretary otherwise determines requires their attention. Our independent directors may at any time review a log of all correspondence received by the Company that is addressed to the independent members of the Board of Directors and request copies of any such correspondence.

When do we anticipate mailing the proxy materials to shareholders?

It is anticipated that this Proxy Statement and the accompanying proxy card will be first mailed to shareholders on or about April 6, 2011.

Important Notice Regarding the Availability of Proxy Materials

for the 2011 Annual Meeting of Shareholders to Be Held on May 10, 2011

The Proxy Statement and the Annual Report to Shareholders are

available at www.weightwatchersinternational.com.

PROPOSAL NO. 1

ELECTION OF CLASS I DIRECTORS

Our Board of Directors is currently divided into three classes, with members of each class holding office for staggered three-year terms (in all cases subject to election and qualification of their successors or until the earlier of their death, resignation or removal). The following individuals are our current directors and serve for the terms indicated:

Class I Directors (term expiring in 2011)

Raymond Debbane

John F. Bard

Jonas M. Fajgenbaum

Class II Directors (term expiring in 2012)

Marsha Johnson Evans

Sacha Lainovic

Christopher J. Sobecki

Class III Directors (term expiring in 2013)

Philippe J. Amouyal

David P. Kirchhoff

Kimberly Roy Tofalli

The Board of Directors has nominated for election at the 2011 Annual Meeting as Class I directors, to serve until the 2014 annual meeting of shareholders and until their successors have been duly elected and qualified, the following slate of three nominees: Raymond Debbane, John F. Bard and Jonas M. Fajgenbaum. Each of the Class I director nominees is currently serving as a director of the Company. Mr. Debbane, Mr. Bard and Mr. Fajgenbaum were elected by the shareholders at the Company’s 2008 annual meeting of shareholders.

Unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy card to that effect, the proxies named in the enclosed proxy card will, upon receipt of a properly executed proxy card, vote to elect Mr. Debbane, Mr. Bard and Mr. Fajgenbaum as Class I directors for a term expiring at the 2014 annual meeting of shareholders and until their successors have been duly elected and qualified. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of such substitutes as the Board of Directors may designate.

Set forth below are the names and certain information with respect to each of the persons nominated to serve as a Class I director of the Company.

Background Information on Nominees

Background information about each of the persons nominated to serve as Class I directors for a three-year term expiring at the 2014 annual meeting of shareholders and until their successors have been duly elected and qualified is as follows:

Raymond Debbane. Mr. Debbane has been the Chairman of our Board of Directors since our acquisition by Artal on September 29, 1999. Mr. Debbane is a co-founder and President of The Invus Group, LLC. Prior to forming The Invus Group, LLC in 1985, Mr. Debbane was a manager and consultant for The Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business, an M.S. in Food Science and Technology from the University of California, Davis and a B.S. in Agricultural Sciences and

Agricultural Engineering from American University of Beirut. Mr. Debbane is a director of Artal Group S.A. and Lexicon Pharmaceuticals, Inc. He is also a director and the Chairman of the Board of Directors of a number of private companies of which Artal or Invus, L.P. are shareholders.

John F. Bard. Mr. Bard has been a director since November 2002. From 1999 to 2008, Mr. Bard was a director of the Wm. Wrigley Jr. Company, where he served as Executive Vice President from 1999 to 2000, Senior Vice President from 1990 to 1999, and at the same time serving as Chief Financial Officer from 1990 until his retirement from management in 2000. He began his business career in 1963 with The Procter & Gamble Company in financial management. He subsequently was Group Vice President and Chief Financial Officer and a director of The Clorox Company and later President and a director of Tambrands, Inc., prior to joining Wrigley. Mr. Bard was previously a director of Sun-Times Media Group, Inc. He holds a B.S. in business and accounting from Northwestern University and an M.B.A. in Finance from the University of Cincinnati.

Jonas M. Fajgenbaum. Mr. Fajgenbaum has been a director since our acquisition by Artal on September 29, 1999. Mr. Fajgenbaum is a Managing Director of The Invus Group, LLC, which he joined in 1996. Prior to joining The Invus Group, LLC, Mr. Fajgenbaum was a consultant for McKinsey & Company in New York from 1994 to 1996. He graduated with a B.S. from the Wharton School of Business and a B.A. in Economics from the University of Pennsylvania. Mr. Fajgenbaum is a director of a number of private companies of which Artal or Invus, L.P. are shareholders.

The Board of Directors recommends that you vote “FOR” the election of each of the Class I director nominees.

PROPOSAL NO. 2

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers to serve as the Company’s independent registered public accounting firm for fiscal 2011. Representatives of PricewaterhouseCoopers are expected to be present at the 2011 Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Ratification by the shareholders of the selection of the independent registered public accounting firm is not required, but the Board of Directors believes that it is desirable to submit this matter to the shareholders. If the selection of PricewaterhouseCoopers is not approved at the meeting, the Audit Committee will investigate the reason for the rejection and reconsider the appointment.

The Board of Directors recommends that you vote “FOR” the ratification of the selection of

PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2011.

PROPOSAL NO. 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is seeking advisory shareholder approval of the compensation of its named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules. Shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and any related narrative discussion, is hereby APPROVED.”

As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, the executive compensation program of the Company is designed to achieve three key objectives:

•	Attract, motivate and retain exceptionally talented executives critical to the Company’s near- and long-term success.

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Align executive compensation with performance measures that ensure a strong connection between executive compensation and both (i) Company and individual performance on near- and long-term strategic and financial goals, and (ii) creation of shareholder value.

•	Ensure that executive compensation directly supports the Company values.

The Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee”) and the Board of Directors believe that the design of the current executive compensation program, and hence the compensation awarded to named executive officers under the program, fulfills these objectives. For example, the financial performance of the Company, or a blend of the performance of the Company and certain of its businesses, determined at least 75% of each named executive officer’s annual, performance based-cash bonus thereby aligning their annual bonuses with the financial goals of the Company. Also, a portion of the compensation of the named executive officers consists of long-term equity incentive compensation which aligns their compensation with the interests of shareholders over the long term.

Shareholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which discusses in detail how the Company’s compensation approach implements the Company’s compensation objectives.

While the results of the vote are non-binding and advisory in nature, the Compensation Committee and the Board of Directors intend to review and consider the results of the vote.

The Board of Directors recommends that you vote “FOR” advisory approval of the resolution set forth above.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act requires the Company to submit a non-binding, advisory resolution to shareholders at least once every six years to determine whether advisory votes on named executive officer compensation should be held every one, two or three years. In satisfaction of this requirement, shareholders are being asked to indicate their preference for one, two or three years with respect to the frequency of votes on named executive officer compensation.

The optimal frequency of an advisory vote on named executive officer compensation depends on a judgment about the relative benefits and burdens of each of the options. The Compensation Committee and the Board of Directors believe a vote every three years would allow shareholders to focus on overall objectives rather than the details of individual decisions, would align with one of the goals of the Company’s compensation program which is designed to reward performance that promotes long-term shareholder value, would align “say-on-pay” with the goal of avoiding short-termism in executive pay arrangements, and would allow shareholders to engage in more thoughtful analysis of the Company’s executive compensation program by providing more time between votes. As a result, the Compensation Committee and the Board of Directors recommend a vote for the holding of advisory votes on named executive officer compensation every three years.

While the results of the vote are non-binding and advisory in nature, the Compensation Committee and the Board of Directors intend to review and consider the results of the vote.

The Board of Directors recommends that you vote for the holding of advisory votes on named executive officer compensation every “THREE YEARS.”

CORPORATE GOVERNANCE

BOARD OF DIRECTORS AND COMMITTEES

Board of Directors

Our Board of Directors is comprised of nine members. The Board of Directors is divided into three classes, equal in number, with each director serving a three-year term and one class being elected at each year’s annual meeting of shareholders. We expect directors to attend and participate in all meetings of the Board of Directors and of the committees of the Board of Directors on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting.

The Board of Directors held nine meetings in fiscal 2010. In fiscal 2010, each of the directors attended more than 75% of the meetings of the Board of Directors and the committees on which he or she served and average attendance at such meetings was over 96%. We also expect directors to attend our 2011 Annual Meeting. Eight of our nine current directors attended the Company’s 2010 annual meeting of shareholders. In addition to attending and participating in meetings of the Board of Directors, the committees thereof and annual meetings of shareholders, the directors communicate with our executive management team to remain informed about the Company’s business and for such other purposes as may be helpful to the Board of Directors in fulfilling its responsibilities.

Directors of Weight Watchers International

Set forth below in the section entitled “Executive Officers and Directors of the Company” are the names and certain information with respect to each of our current directors.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines which include guidelines for determining director independence and qualifications for directors. The Company’s corporate governance materials, including the Corporate Governance Guidelines and committees of the Board of Directors’ charters, are available on the Corporate Governance page of our website at www.weightwatchersinternational.com. The Board of Directors regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines and committee charters as warranted.

Committees of the Board of Directors

The standing committees of the Board of Directors consist of the Audit Committee and the Compensation Committee. Due to Artal beneficially holding more than 50% of the voting power for the election of the Company’s directors, we are considered a “controlled company” as defined in the listing standards of the NYSE. As such, we have elected to be exempt from the requirements to have nominating/corporate governance and compensation committees composed entirely of independent directors and to have a majority of independent directors on our Board of Directors.

Audit Committee

We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, the rules and regulations of the SEC and the listing standards of the NYSE. The current members of the Audit Committee are Mr. Bard, Ms. Evans and Ms. Roy Tofalli. The Chairman of the Audit Committee is Mr. Bard. The Audit Committee held ten meetings during fiscal 2010.

The principal duties of the Audit Committee are as follows:

•	to oversee that our management has maintained the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

•	to oversee that our management has established and maintained processes to ensure that an adequate system of internal controls is functioning;

•	to oversee that our management has established and maintained processes to ensure our compliance with all applicable laws, regulations and corporate policy;

•	to prepare an annual performance evaluation of the Audit Committee;

•

to establish and maintain procedures for the receipt, retention and treatment of complaints received by us, from any source, regarding accounting, internal accounting controls or auditing matters, and from our employees for the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters;

•	to assist the Board of Directors in its oversight of the integrity of our financial statements;

•	to review the earnings press release prior to the release of earnings and to review our annual and quarterly financial statements prior to their filing;

•

to oversee the performance of our independent registered public accounting firm and to retain or terminate the independent registered public accounting firm and approve all audit and non-audit engagement fees and terms;

•	to review, at least annually, the qualifications, performance and independence of our independent registered public accounting firm; and

•	in consultation with the independent accountants, management and the internal auditors, to review the integrity of the Company’s financial reporting processes, both internal and external.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

The Board of Directors has determined that each of the Audit Committee members, Mr. Bard, Ms. Evans and Ms. Roy Tofalli, is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act, has satisfied the financial literacy requirements of the NYSE and has no direct or indirect material relationship with us and thus is independent under applicable listing standards of the NYSE, Rule 10A-3 under the Exchange Act and our Corporate Governance Guidelines. The Audit Committee operates under a written charter, which is available on our website at www.weightwatchersinternational.com.

Compensation Committee

The current members of the Compensation Committee are Mr. Debbane, Mr. Amouyal and Mr. Bard. The Chairman of the Compensation Committee is Mr. Debbane. The Compensation Committee held seven meetings during fiscal 2010. The principal duties of the Compensation Committee are as follows:

•	to establish and review the overall compensation philosophy of the Company;

•	to review and approve corporate goals and objectives relevant to the Chief Executive Officer’s and other executive officers’ compensation, including annual performance objectives;

•

to evaluate the performance of the Chief Executive Officer and other executive officers in light of approved goals and objectives and, based on such evaluation, review and approve the annual salary, bonus, equity-based incentive compensation and other benefits, direct and indirect, of the Chief Executive Officer and other executive officers;

•	to review and make recommendations to the Board of Directors with respect to the Company’s equity-based plans, and oversee the activities of the individuals responsible for administering those plans;

•	to review and recommend to the Board of Directors compensation of directors as well as directors’ and officers’ indemnification and insurance matters;

•	to review and make recommendations to the Board of Directors with respect to, or approve, employee pension, profit sharing and benefit plans; and

•	to prepare recommendations and periodic reports to the Board of Directors concerning these matters.

The day-to-day administration of savings plans, profit sharing plans, stock plans, health, welfare and paid time-off plans and policies applicable to salaried employees in general are handled by the Company’s human resources, finance and legal department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee. The Compensation Committee operates under a written charter, which is available on our website at www.weightwatchersinternational.com.

For additional information on the Compensation Committee’s activities, its use of outside advisors and its consideration and determination of executive compensation, see “Compensation Discussion and Analysis.”

Board Structure

It has been the policy of the Company for more than a decade to separate the positions of Chief Executive Officer and Chairman of the Board of Directors. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe that our current policy of separation of these two positions is most appropriate for the Company. To meet their responsibilities of overseeing management and setting strategic direction, as well as fostering the long-term value of the Company, among their other responsibilities, directors are required to spend time and energy in successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, we believe that having a separate non-executive Chairman of the Board of Directors, Mr. Debbane, who is solely responsible for leading the Board of Directors, allows our President and Chief Executive Officer, Mr. Kirchhoff, to focus his time and energy on running the day-to-day operations of our Company. We believe that our Chief Executive Officer and our Chairman of the Board of Directors have an excellent working relationship and open lines of communication. In addition, our Chairman of the Board of Directors does not have any relationships with Mr. Kirchhoff or other members of management that would compromise his ability to act free from the control of the Chief Executive Officer and management.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Debbane, Mr. Amouyal and Mr. Bard. There were no Compensation Committee interlocks or insider (employee) participation during fiscal 2010.

Director Nominations

Because the Board of Directors believes that all of the directors of the Company should be involved in the process of nominating persons for election as directors and the Company is not required to have a nominating committee under the listing standards of the NYSE as described above under “Committees of the Board of Directors,” the Board of Directors as a whole performs the functions of a nominating committee and is responsible for reviewing the requisite skills and characteristics of the nominees for the Board of Directors.

Identifying and Evaluating Nominees for Directors

The Board of Directors will consider candidates for nomination as a director recommended by shareholders, current directors, officers, third-party search firms and other sources. In evaluating candidates, the Board of Directors considers the attributes of the candidate, including, but not limited to, minimum individual qualifications, including integrity, accountability, experience and an ability to work collegially with the other members of the Board of Directors. In addition, the Board of Directors will take into account all other factors it considers appropriate, including a candidate’s skills and experience, legal and regulatory requirements and the needs of the Board of Directors. While the Board of Directors has not adopted a formal policy regarding diversity, the Board of Directors evaluates each candidate in the context of the Board of Directors’ membership as a whole and seeks to achieve a mix of members that represents a diversity of background and experience in order to promote the representation of diverse views on the Board of Directors. The Board of Directors will review all candidates in the same manner, regardless of the source of the recommendation. The Board of

Directors will consider individuals recommended by shareholders for nomination as a director in accordance with the procedures described below. The Board of Directors may engage consultants or third-party search firms to assist in identifying and evaluating potential candidates. While the Board of Directors has not adopted a separate charter setting forth the guidelines for its nomination duties, the guidelines for determining director independence and qualifications for directors are described in Articles II and III of our Corporate Governance Guidelines.

Procedures for Submitting Director Recommendations and Nominations

The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that shareholders may nominate persons for election as directors at the Company’s shareholders meeting by giving timely written notice to the Corporate Secretary of the Company containing required information. The Bylaws require that, to be timely and proper, notice of a nomination by a shareholder must be personally delivered to, or mailed to and received at, the Company’s principal executive offices as follows: (a) for elections to be held at an annual meeting of shareholders, at least 120 days and no more than 150 days before the first anniversary of the date of the proxy statement in conjunction with the annual meeting of shareholders for the prior year; (b) if the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the prior year’s annual meeting, not less than 60 days prior to such annual meeting; and (c) for elections that are going to take place at a special meeting of shareholders, no later than the close of business on the seventh day after the day on which notice of the date of the special meeting is first given to shareholders. Notwithstanding the foregoing, so long as Artal owns a majority of our Common Stock, notice by Artal shall be timely and proper if delivered in writing or orally at least five business days prior to the date the Company mails its proxy statement in connection with the annual meeting of shareholders.

In notifying the Corporate Secretary, the shareholder making the submission should provide the following information: (i) the name and the address of the shareholder, as they appear on the Company’s stock transfer books, and the name, age and business address (and, if known, residential address) of the candidate to be considered; (ii) a representation by the shareholder that the shareholder is a shareholder of record and intends to appear in person or by proxy at the meeting to nominate the candidate; (iii) the class or series and number of shares of the Company’s stock that are beneficially owned by the shareholder and by the candidate; (iv) a description of all arrangements or understandings between the shareholder and the candidate and any other person (naming such person) pursuant to which such nomination is to be made by such shareholder; (v) an executed written consent of the candidate to be named in the proxy statement as a nominee and to serve as a director of the Company if so elected; (vi) the principal occupation or employment of the candidate; and (vii) any other information relating to the candidate required to be disclosed in accordance with the Bylaws and the Exchange Act. The foregoing information should be submitted to the Board of Directors through Weight Watchers International, Inc., Attention: Corporate Secretary, 11 Madison Avenue, 17th Floor, New York, New York 10010.

The Board of Directors will also consider director candidates recommended by shareholders. All recommendations for nomination received by the Corporate Secretary that are made in accordance with the requirements in our Bylaws relating to director nominations, as described above, will be presented to the Board of Directors for its consideration.

Director Independence

Three of our nine directors, Mr. Bard, Ms. Evans and Ms. Roy Tofalli, are independent under applicable listing standards of the NYSE and our Corporate Governance Guidelines. For a director to be considered independent, the Board of Directors must determine that the director does not have any direct or indirect material relationship with the Company. The Board of Directors has established guidelines to assist it in determining director independence, which conform to the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in Article II of our Corporate Governance Guidelines, the Board of Directors will consider all relevant facts and circumstances in making an independence determination.

All members of the Audit Committee must be independent directors based on our Corporate Governance Guidelines and under the listing standards of the NYSE. Members of the Audit Committee must also satisfy a separate SEC independence requirement pursuant to Rule 10A-3 under the Exchange Act, which provides that they may not (i) accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation, and (ii) be an affiliate of the Company. The Board of Directors has determined that each of the Audit Committee members, Mr. Bard, Ms. Evans and Ms. Roy Tofalli, has no material relationship with us and satisfies the independence requirements under our Corporate Governance Guidelines, the listing standards of the NYSE and Rule 10A-3 under the Exchange Act.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for our officers, including our principal executive officer, principal financial officer, principal accounting officer and controller, and our employees and directors. Our Code of Business Conduct and Ethics is available on our website at www.weightwatchersinternational.com.

In addition to any disclosures required under the Exchange Act, the date and nature of any substantive amendment of our Code of Business Conduct and Ethics or waiver thereof applicable to any of our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K of the Exchange Act, will be disclosed on our website at www.weightwatchersinternational.com within four business days of the date of such amendment or waiver. In the case of a waiver, the name of the person to whom the waiver was granted will also be disclosed on our website within four business days of the date of such waiver.

Oversight of Risk Management

We are exposed to a number of risks, including financial risks, credit risks, operational risks and risks relating to regulatory and legal compliance. Our executive management team is responsible for identifying and evaluating these risks and developing plans to manage them effectively. Risk management is a Company-wide initiative which involves each of our operating segments. We take a multi-disciplinary approach to risk and our risk management function includes senior executives with backgrounds in finance, operations, human resources, and legal and regulatory compliance. For example, our Chief Financial Officer advises our executive management team on both financial and credit risks faced by the Company and our General Counsel advises our executive management team on the Company’s legal and regulatory compliance. Our Chief Executive Officer is advised of and oversees these risk management efforts by the Company’s executive management team. The Board of Directors actively supervises the Company’s risk management. Both the Audit Committee and Compensation Committee play a significant role in the oversight of the Company’s risk management. For example, the Audit Committee oversees our risk management efforts related to the Company’s audit function while the Compensation Committee oversees our risk management efforts related to employment and compensation matters. Members of our executive management team meet with the Board of Directors, Audit Committee and Compensation Committee regularly to discuss, as well as provide reports relating to, the risks facing the Company.

Executive Sessions of Non-Management and Independent Directors

Non-management directors meet in executive sessions of the Board of Directors in which management directors and other members of management do not participate. These sessions are periodically scheduled for non-management directors at meetings of the Board of Directors. The Chairman of the Board of Directors, Mr. Debbane, presides over the meetings of the non-management directors. In addition, the directors who are independent under applicable listing standards of the NYSE and our Corporate Governance Guidelines hold executive sessions at least once a year. Ms. Evans presided over these sessions in fiscal 2010.

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

Set forth below are the names, ages, and current positions with us as of March 29, 2011 of our executive officers and directors. Directors are elected at the annual meeting of shareholders. Executive officers are appointed by, and hold office at, the discretion of the directors.

Name	Age	Position
David P. Kirchhoff	44	President and Chief Executive Officer, Director
Ann M. Sardini	61	Chief Financial Officer
David A. Burwick	49	President, North America
Michael Basone	53	President, WeightWatchers.com and Chief Technology Officer
Melanie Stack (Stubbing)	49	President, International
Jeffrey A. Fiarman	42	Executive Vice President, General Counsel and Secretary
Raymond Debbane(1)	56	Chairman of the Board of Directors
Philippe J. Amouyal(1)	52	Director
John F. Bard(1)(2)	70	Director
Marsha Johnson Evans(2)	63	Director
Jonas M. Fajgenbaum	38	Director
Sacha Lainovic	54	Director
Kimberly Roy Tofalli(2)	52	Director
Christopher J. Sobecki	52	Director

(1)	Member of our Compensation Committee.
(2)	Member of our Audit Committee.

David P. Kirchhoff. Mr. Kirchhoff has been a director and our President and Chief Executive Officer since December 31, 2006. Mr. Kirchhoff has served and continues to serve as the Chief Executive Officer of WeightWatchers.com since rejoining WeightWatchers.com in June 2004. He also served as President of WeightWatchers.com from June 2004 until April 2008 and our Chief Operating Officer, Europe and Asia from September 2005 until December 2006. Prior to rejoining WeightWatchers.com, Mr. Kirchhoff served as Chief Financial Officer of the Enthusiast Media Group of Primedia, Inc., a print and digital content provider, from September 2003 to June 2004. Mr. Kirchhoff originally joined WeightWatchers.com in January 2000 as Senior Vice President, Strategy and Business Development, and served as Chief Financial Officer of WeightWatchers.com from January 2003 until his departure in August 2003. Prior to joining WeightWatchers.com in January 2000, he was Director of Corporate Strategy and Development for Pepsico, Inc. Previously, Mr. Kirchhoff was a manager and consultant with The Boston Consulting Group in Washington, D.C. He holds a B.S. in Biomedical and Electrical Engineering from Duke University and an M.B.A. from the University of Chicago Graduate School of Business.

Ann M. Sardini. Ms. Sardini has served as our Chief Financial Officer since April 2002 when she joined us. Ms. Sardini has over 20 years of experience in senior financial management positions in branded media and consumer products companies. Prior to joining us, she served as Chief Financial Officer of VitaminShoppe.com, Inc. from 1999 to 2001, and from 1995 to 1999 she served as Executive Vice President and Chief Financial Officer for the Children’s Television Workshop. In addition, Ms. Sardini has held finance positions at QVC, Inc., Chris Craft Industries and the National Broadcasting Company. Ms. Sardini received a B.A. from Boston College and an M.B.A. from Simmons College Graduate School of Management. Ms. Sardini is a director of TreeHouse Foods, Inc.

David A. Burwick. Mr. Burwick has served as our President, North America since April 2010. Prior to joining us, Mr. Burwick held several increasingly significant brand development and general management positions with PepsiCo, Inc., a global food and beverage company. Most recently, Mr. Burwick served as Senior Vice President and Chief Marketing Officer of PepsiCo North America Beverages, from April 2008 to

September 2009. Previous to that, Mr. Burwick served as Executive Vice President, Commercial of PepsiCo International and President of Pepsi-QTG Canada, from November 2005 to March 2008. Mr. Burwick has also held several positions with Pepsi-Cola North America, including serving as Senior Vice President and Chief Marketing Officer from June 2002 until immediately prior to his move to Pepsi-QTG Canada. He received his B.A. degree from Middlebury College and his M.B.A from Harvard Business School. Mr. Burwick is a director and Chairman of the Compensation Committee of The Boston Beer Company, Inc.

Michael Basone. Mr. Basone has served as our President, WeightWatchers.com and Chief Technology Officer since April 2008. Prior to that time, Mr. Basone served as the Chief Technology Officer of WeightWatchers.com, Inc. from January 2002 to April 2007 and our Executive Vice President, Global Technology and Operations, from May 2007 to March 2008. Prior to joining us, Mr. Basone was with Modem Media Inc., an interactive advertising and web site development agency, where he served as Managing Director of the Marketing Platforms Practice from April 2001 to January 2002 and Vice President, Strategic Engineering, from February 2000 to April 2001. Previously, Mr. Basone served as Executive Vice President, Chief Operating Officer and Chief Information Officer of Warrantech Corporation from 1994 to January 2000. He holds a B.S. in Management from La Salle University.

Melanie Stack (Stubbing). Ms. Stubbing has served as our President, International since August 2008. During the period from December 2003 to July 2008, Ms. Stubbing served as our Senior Vice President of Operations, United Kingdom. Ms. Stubbing ran the U.K.-based toy, game and trading card operations for Hasbro, Inc. from January 2002 to November 2003. From November 2000 to January 2002, Ms. Stubbing served as the Vice President for WeightWatchers.com. Prior to joining WeightWatchers.com, Ms. Stubbing was Managing Director, Hedstrom, U.K. from August 1998 to October 2000, and from July 1989 to July 1998 she held various marketing positions at Mattel UK Ltd., including Group Marketing Director. Ms. Stubbing is a business graduate of Manchester Metropolitan University.

Jeffrey A. Fiarman. Mr. Fiarman has served as our Executive Vice President, General Counsel and Secretary since May 2006. Prior to that time, Mr. Fiarman served as our Vice President and Associate General Counsel from July 2005 to May 2006 and as General Counsel of WeightWatchers.com since June 2000. He has also been Secretary of WeightWatchers.com since July 2000 and Senior Vice President of WeightWatchers.com since March 2002. Mr. Fiarman also held the position of Vice President, Business Development of WeightWatchers.com from June 2000 to March 2002. Prior to joining WeightWatchers.com, from September 1993 to May 2000, Mr. Fiarman was an attorney with Gibson, Dunn & Crutcher LLP in Washington, D.C. specializing in corporate and tax law. Mr. Fiarman holds a B.S. in Economics from The Wharton School of the University of Pennsylvania and a J.D. from Columbia University School of Law.

Raymond Debbane. Mr. Debbane has been the Chairman of our Board of Directors since our acquisition by Artal on September 29, 1999. Mr. Debbane is a co-founder and President of The Invus Group, LLC. Prior to forming The Invus Group, LLC in 1985, Mr. Debbane was a manager and consultant for The Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business, an M.S. in Food Science and Technology from the University of California, Davis and a B.S. in Agricultural Sciences and Agricultural Engineering from American University of Beirut. Mr. Debbane is a director of Artal Group S.A. and Lexicon Pharmaceuticals, Inc. He is also a director and the Chairman of the Board of Directors of a number of private companies of which Artal or Invus, L.P. are shareholders.

Philippe J. Amouyal. Mr. Amouyal has been a director since November 2002. Mr. Amouyal is a Managing Director of The Invus Group, LLC, a position he has held since 1999. Previously, Mr. Amouyal was a Vice President and director of The Boston Consulting Group in Boston, MA. He holds an M.S. in engineering and a DEA in Management from Ecole Centrale de Paris and was a Research Fellow at the Center for Policy Alternatives of the Massachusetts Institute of Technology. Mr. Amouyal is a director and member of the Compensation Committee of Lexicon Pharmaceuticals, Inc. and a director of a number of private companies of which Artal or Invus, L.P. are shareholders.

John F. Bard. Mr. Bard has been a director since November 2002. From 1999 to 2008, Mr. Bard was a director of the Wm. Wrigley Jr. Company, where he served as Executive Vice President from 1999 to 2000, Senior Vice President from 1990 to 1999, and at the same time serving as Chief Financial Officer from 1990 until his retirement from management in 2000. He began his business career in 1963 with The Procter & Gamble Company in financial management. He subsequently was Group Vice President and Chief Financial Officer and a director of The Clorox Company and later President and a director of Tambrands, Inc., prior to joining Wrigley. Mr. Bard was previously a director of Sun-Times Media Group, Inc. He holds a B.S. in business and accounting from Northwestern University and an M.B.A. in Finance from the University of Cincinnati.

Marsha Johnson Evans. Ms. Evans has been a director since February 2002. Ms. Evans served as President and Chief Executive Officer of the American Red Cross, the preeminent humanitarian organization in the United States, from August 2002 to December 2005, and previously served as the National Executive Director of Girl Scouts of the U.S.A. from January 1998 to July 2002. A retired Rear Admiral in the United States Navy, Ms. Evans served as superintendent of the Naval Postgraduate School in Monterey, California from 1995 to 1998 and headed the Navy’s worldwide recruiting organization from 1993 to 1995. Ms. Evans also served as the Acting Commissioner of the Ladies Professional Golf Association from July 2009 to January 2010. Ms. Evans received a B.A. from Occidental College and a Master’s Degree from the Fletcher School of Law and Diplomacy at Tufts University. Ms. Evans is a director of Huntsman Corporation, the Estate of Lehman Brothers Holdings, Inc., Office Depot Inc. and the Naval Academy Foundation.

Jonas M. Fajgenbaum. Mr. Fajgenbaum has been a director since our acquisition by Artal on September 29, 1999. Mr. Fajgenbaum is a Managing Director of The Invus Group, LLC, which he joined in 1996. Prior to joining The Invus Group, LLC, Mr. Fajgenbaum was a consultant for McKinsey & Company in New York from 1994 to 1996. He graduated with a B.S. from the Wharton School of Business and a B.A. in Economics from the University of Pennsylvania. Mr. Fajgenbaum is a director of a number of private companies of which Artal or Invus, L.P. are shareholders.

Sacha Lainovic. Mr. Lainovic has been a director since our acquisition by Artal on September 29, 1999. Since 2007, Mr. Lainovic has been Managing Partner of Invus Financial Advisors, LLC, a New York-based investment firm, which he co-founded. From 1985 to 2006, Mr. Lainovic was Executive Vice President of The Invus Group, LLC, which he co-founded. Prior to forming The Invus Group, LLC in 1985, Mr. Lainovic was a manager and consultant for The Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business and an M.S. in engineering from Insa de Lyon in Lyon, France.

Kimberly Roy Tofalli. Ms. Roy Tofalli has been a director since March 2008. Ms. Roy Tofalli has been the Group President of Lauren, Chaps, American Living Womenswear and Special Wholesale Projects since October 2010 for the Polo Ralph Lauren Corporation, where she previously served as President of Lauren Brands from June 2003 to October 2010. Prior to joining the Polo Ralph Lauren Corporation in June 2003, Ms. Roy Tofalli was the President of Ann Taylor Stores, Inc. from April 2001 to February 2003. From June 1996 to April 2001, Ms. Roy Tofalli served in various senior retail and merchandising positions at Liz Claiborne, Inc., the latest being Group President for Liz Claiborne, Inc. Prior to joining Liz Claiborne, Inc., Ms. Roy Tofalli held various merchandising positions for Associated Merchandising Corporation and Abraham & Straus. Ms. Roy Tofalli received her B.S. from Skidmore College and serves on its Board of Trustees and Alumni Board.

Christopher J. Sobecki. Mr. Sobecki has been a director since our acquisition by Artal on September 29, 1999. Mr. Sobecki, a Managing Director of The Invus Group, LLC, joined the firm in 1989. He received an M.B.A. from Harvard Business School. He also obtained a B.S. in Industrial Engineering from Purdue University. Mr. Sobecki is a director of Lexicon Pharmaceuticals, Inc. and a number of private companies of which Artal or Invus, L.P. are shareholders. Mr. Sobecki was previously a director of NitroMed Inc.

Director Qualifications

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth immediately above. In particular, the Board of Directors considered:

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Mr. Debbane’s experience as a management consultant and private equity investor with extensive knowledge and understanding of international corporate strategy, brand management, complex financial matters, and numerous and varied global industries.

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Mr. Amouyal’s experience as a management consultant and private equity investor with extensive knowledge and understanding of international corporate strategy, information technology, research and development, and management operations and structures.

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Mr. Bard’s experience as a senior executive of several multinational consumer products companies with extensive knowledge and understanding of corporate finance and accounting, brand management, international business operations, and global marketing.

•

Ms. Evans’ experience as a senior executive of several different global field service organizations with extensive knowledge and understanding of global management processes and operations, recruitment and training, financial management and accounting, and business strategy.

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Mr. Fajgenbaum’s experience as a management consultant and private equity investor with extensive knowledge and understanding of consumer marketing and brand management, business development and licensing, international business and general management, and corporate strategy.

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Mr. Kirchhoff’s extensive knowledge of our business and the weight loss industry generally and his position as President and Chief Executive Officer of the Company with responsibility for the day-to-day oversight of the Company’s business operations.

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Mr. Lainovic’s experience as a management consultant, private equity investor and investment advisor with extensive knowledge and understanding of capital market investment and operations, international business and general management, investor relations, and complex financial matters and transactions.

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Ms. Roy Tofalli’s experience as a senior executive for several different consumer retailing businesses with extensive knowledge and background in international brand management and merchandising, general management and business operations, retail marketing, and financial management and accounting.

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Mr. Sobecki’s experience as a private equity investor with extensive knowledge and understanding of global corporate strategy, corporate finance and accounting, capital market investment and operations, and general management processes and operations.

In addition, with regard to each of Messrs. Debbane, Amouyal, Fajgenbaum, Lainovic and Sobecki, the Board of Directors also considered their respective positions with the Invus Group, LLC, the exclusive investment advisor to Artal. Mr. Lainovic no longer holds a position with the Invus Group, LLC but since 2007 has been the Managing Partner of Invus Financial Advisors, LLC, a New York-based investment firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Audit fees for fiscal 2010 and fiscal 2009 were for professional services rendered by PricewaterhouseCoopers in connection with its (i) integrated audits of our consolidated financial statements and internal control over financial reporting as of and for fiscal 2010 and fiscal 2009, including statutory audits of the financial statements of our subsidiaries, (ii) reviews of our unaudited consolidated interim financial statements as of and for each of the quarterly interim periods within fiscal 2010 and fiscal 2009, and (iii)  reviews of documents filed with the SEC.

Audit-Related Fees

The audit-related fees for fiscal 2010 and fiscal 2009 were for professional services rendered by PricewaterhouseCoopers related to the issuance of various special reports.

Tax Fees

Tax fees for fiscal 2010 and fiscal 2009 were for services rendered by PricewaterhouseCoopers primarily related to tax compliance and international tax planning and strategies.

All Other Fees

All other fees for fiscal 2010 and fiscal 2009 were for services rendered by PricewaterhouseCoopers primarily related to assistance with U.K. statutory account filings and other miscellaneous professional services.

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for pre-approval of audit, audit-related, tax and other services by category so long as such services are specifically described to the Audit Committee on an annual basis (e.g., in the engagement letter) (“general pre-approval”). In addition, individual engagements that have not received general pre-approval and/or are anticipated to exceed pre-established thresholds must be separately approved in advance on a case-by-case basis (“specific pre-approval”). The Audit Committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may choose to determine, for a particular year, an appropriate ratio between the total amount of fees for audit, audit-related and tax services and the total amount of fees for certain permissible non-audit services classified as “all other fees”. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. In its Audit and Non-Audit Services Pre-Approval Policy, the Audit Committee delegated specific pre-approval authority to its chairperson, provided that the estimated fee for any such proposed pre-approval service does not exceed $50,000. Pursuant to this delegation, the chairperson must report any pre-approval decision to the Audit Committee at the next regularly scheduled meeting.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered to us by PricewaterhouseCoopers for fiscal 2010 and fiscal 2009:

	Fiscal 2010	Fiscal 2009
Audit Fees	$2,008,400	$2,218,500
Audit-Related Fees	5,300	5,500
Tax Fees	482,800	467,700
All Other Fees	42,000	38,200

Total Fees	$2,538,500	$2,729,900

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors with respect to the Company’s audited financial statements for fiscal 2010.

The Audit Committee is governed by the Audit Committee Charter adopted by the Company’s Board of Directors. Our Board of Directors has determined that each member of the Audit Committee, John F. Bard, Marsha Johnson Evans and Kimberly Roy Tofalli, is an “independent” director based on Rule 10A-3 of the Exchange Act, the listing standards of the NYSE and our Corporate Governance Guidelines and is an “audit committee financial expert” as defined by SEC rules.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee has met, reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Audit Committee has held discussions with management and PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the Company’s independent registered public accounting firm for fiscal 2010, regarding the fair and complete presentation of the Company’s financial position and results of operations in accordance with accounting principles generally accepted in the United States of America and regulations of the SEC. The Audit Committee also has held discussions with management and PricewaterhouseCoopers regarding the effectiveness of the Company’s internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. PricewaterhouseCoopers is responsible for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also discussed with PricewaterhouseCoopers the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380) and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which includes, among other items, matters related to the conduct of the annual audit of the Company’s financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that PricewaterhouseCoopers is independent from the Company and its management. The Audit Committee has pre-approved all fiscal 2010 audit and permissible non-audit services and the fees associated with those services. Further, the Audit Committee has discussed with PricewaterhouseCoopers the overall scope and plans for the audit.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2010.

The Audit Committee has selected PricewaterhouseCoopers as the Company’s independent registered public accounting firm for fiscal 2011, and the Board of Directors has approved submitting such selection to the shareholders for ratification.

The report is being provided by the following independent directors who constituted the Audit Committee as of March 17, 2011, the date of the approval of this Audit Committee Report by the Audit Committee.

Respectfully submitted,

Audit Committee

John F. Bard, Chair

Marsha Johnson Evans

Kimberly Roy Tofalli

COMPENSATION COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in the Company’s Annual Report on Form 10-K for fiscal 2010 and in this Proxy Statement.

Respectfully submitted,

Compensation and Benefits Committee

Raymond Debbane, Chair

Philippe J. Amouyal

John F. Bard

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion explains the Company’s executive compensation program with respect to fiscal 2010 as it relates to the following “named executive officers”:

David P. Kirchhoff	President and Chief Executive Officer
Ann M. Sardini	Chief Financial Officer
David A. Burwick	President, North America
Michael Basone	President, WeightWatchers.com and Chief Technology Officer
Melanie Stack (Stubbing)	President, International

This discussion has three sections. In the first section, we discuss our approach to executive compensation, including our philosophy, objectives and general policies as they relate to the named executive officers. In the second section, we discuss specific practices as they relate to the five elements of our executive compensation program. In the third section, we provide analysis of decisions regarding compensation for the named executive officers with respect to fiscal 2010.

Executive Compensation Approach

Our Philosophy, Objectives and Principles

The Company’s executive compensation philosophy is to attract, motivate and retain exceptionally talented executives who are passionate about the Company’s mission to help consumers manage their weight in a healthy, sensible, efficacious and sustainable manner. In furtherance of this philosophy, our executive compensation program is designed to achieve three key objectives:

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Attract, Motivate and Retain Exceptional Talent. Ensure that executive compensation serves to attract, motivate and retain exceptionally talented executives critical to our near- and long-term success.

•

Pay for Performance. Align executive compensation with performance measures that ensure a strong connection between executive compensation and both (i) Company and individual performance on near- and long-term strategic and financial goals, and (ii) creation of shareholder value.

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“Living” Company Values. Ensure that executive compensation directly supports the eight key Company values tied to our organizational success that the named executive officers, as well as all of our employees everywhere, need to demonstrate and adhere to on a daily basis in the performance of their duties.

The following principles guide us in developing executive compensation programs and setting total compensation levels for executives:

•	Compensation levels should be closely tied to the performance and success of the Company as well as the executive’s contribution to the Company’s performance and success.

•	Compensation programs should offer an opportunity for greater compensation for exceptional and superior performance, balanced by the risk of lower compensation when performance is less successful.

•	While incentivizing strong Company performance and success, compensation programs should not encourage excessive risk taking.

•

The mix and level of compensation for an executive should reflect the importance of the executive to the Company, competition for that executive’s talent, and relative levels of compensation for other executives at the Company.

Elements of Executive Compensation

In furtherance of our compensation philosophy and in order to achieve the three objectives listed above, for the Company’s executive compensation program in fiscal 2010, we used the following compensation elements:

•	Base salary;

•	Cash bonuses such as an annual, performance-based cash bonus;

•	Long-term equity incentive compensation such as stock options and restricted stock units (“RSUs”);

•	Retirement and deferred compensation plans, and agreements defining when termination payments are payable upon a change of control of the Company; and

•	Benefits and perquisites.

These elements combine to promote the Company’s compensation philosophy and achieve the Company’s compensation objectives as described above. Base salary, retirement and deferred compensation plans, change of control termination payments, and perquisites and other benefits provide a basic level of compensation that helps attract, motivate and retain exceptional executives. Increases in base salary and annual, performance-based cash bonuses reward achievement of annual goals important to the Company’s near- and long-term financial and strategic success and the executive’s adherence to, and demonstration of, the Company’s values. Equity-based incentive compensation aligns an executive’s compensation directly with the creation of shareholder value by rewarding performance as well as serves as a form of compensation to motivate and to help retain the executive over time.

For senior executives, including the named executive officers, the Company believes that variable compensation such as equity-based and performance-based compensation should be a higher percentage of total compensation than for less senior executives. We feel that this type of compensation relates most directly to achievement of business, strategic and financial objectives and goals and to building shareholder value, and the performance of senior executives has a strong and direct impact on achieving these objectives and goals.

In making decisions with respect to any element of an executive’s compensation, the Company considers the total current compensation that may be awarded to the executive, including base salary, annual, performance-based cash bonus and long-term equity incentive compensation. The Company’s goal is to award compensation that is reasonable in relation to the Company’s compensation philosophy and objectives when all elements of potential compensation are considered.

Competitive Considerations

The Company is a unique, global organization that operates and recruits across diverse markets and types of business lines and necessarily must make each compensation decision in the context of the particular situation, including the characteristics of the executive’s specific role, responsibilities, qualifications and experience. The Company takes into account general information about the competitive market for talent, but because of the uniqueness and mix of business in which the Company is engaged, the Company believes that strict benchmarking against a select group of companies does not provide a meaningful basis for establishing compensation. Therefore, the Company does not attempt to maintain a specific target percentile with respect to a specific list of peer or benchmark companies in determining compensation for senior executives, including named executive officers. However, the Company does periodically review information regarding compensation trends and levels from a variety of sources in order to obtain a general understanding of current compensation practices. These sources vary depending on the position as well as geography. These sources include broad public company indexes and resources and market data provided by outside executive recruiting and consulting firms.

Policy Regarding Executive Stock Ownership

The Company has no formal policy regarding stock ownership or retention by the Company’s named executive officers. However, the Company encourages the named executive officers to retain ownership of a significant portion of the equity-based incentive compensation that they have been awarded. The Company encourages this equity retention so that our key executives’ interests are more closely aligned with the interests of our shareholders.

Determination of Executive Compensation

Roles and Responsibilities

The Compensation Committee determines the compensation for each of the named executive officers. All three Compensation Committee members are non-management directors of the Company. From time to time during the fiscal year, the Compensation Committee reviews the base salary, bonus, equity-based incentive compensation and other material benefits, direct and indirect, of the named executive officers.

The Chief Executive Officer does not participate in the Compensation Committee’s deliberations or decisions with regard to his compensation. At the Compensation Committee’s request, the Chief Executive Officer reviews the performance of the other named executive officers. No other senior executive, except the Company’s principal human resources executive, has any regular input into executive compensation decisions. The Compensation Committee gives consideration, when determining appropriate executive compensation, to the named executive officer’s impact on the Company’s results, scope of responsibility, past accomplishments, data on prevailing compensation levels, prior experience and other similar factors. The Compensation Committee also gives considerable weight to the Chief Executive Officer’s evaluation of the other named executive officers because of his direct knowledge of each executive’s performance, responsibilities and contributions. For each named executive officer, the Compensation Committee members determine each component of compensation based on their assessment of the executive’s achievement of his or her individual performance goals and objectives as well as the Company’s overall achievement of its goals and objectives.

From time to time, the Compensation Committee has engaged outside executive recruiting and consulting firms, such as Hewitt Associates, to review aspects of the executive compensation program for the Company’s executives. No member of the Compensation Committee or any named executive officer has any affiliation with Hewitt Associates or any of the other outside human resources consulting firms the Compensation Committee has engaged. The Compensation Committee periodically seeks input from these outside consulting firms on a range of external market factors, including evolving compensation trends and market survey data. These outside consulting firms also provide general observations on the Company’s compensation programs, but do not determine or recommend the amount or form of compensation for any executive. The Compensation Committee has the ultimate authority to engage compensation consultants. In fiscal 2010, the Compensation Committee did not engage an outside executive recruiting and consulting firm to review aspects of the executive compensation program for the Company’s executives.

Unless specifically required by law or local practice, the Company generally does not employ senior executives pursuant to employment agreements. Other than Ms. Stubbing, who has an employment agreement in accordance with local practice in the United Kingdom, none of the named executive officers has an employment agreement with the Company.

Base Salary

The objective of base salary is to provide fixed compensation to an executive that reflects his or her job responsibilities and performance. Base salary is determined for the named executive officers by the Compensation Committee based on its subjective evaluation of a variety of factors, including the executive’s position, level and scope of responsibility, prior experience and past accomplishments. In addition, the Compensation Committee reviews data on prevailing compensation levels to obtain a general understanding of current base salary practices.

Base salary levels are reviewed and approved by the Compensation Committee annually, typically in the first fiscal quarter, as part of the Company’s performance review process as well as upon a promotion or other change in job responsibilities. Base salary levels are based on the Compensation Committee’s evaluation of the individual’s strengths, development and expected future contributions with respect to the goals and objectives relevant to the individual’s compensation, including individual performance, as well as the Company’s overall financial performance and other general economic factors in the marketplace such as inflation. In addition, the Compensation Committee compares the base salaries of the named executive officers to ensure internal equity.

Cash Bonuses

Annual, Performance-Based Cash Bonus

The Company’s executive compensation program provides for a variable cash bonus that is linked to annual performance. The objective of this compensation element is to compensate executives annually based on the achievement of specific individual and Company annual performance objectives.

Each named executive officer’s annual cash bonus is determined as a percentage of the executive’s base salary. As with base salary, the Compensation Committee determines each named executive officer’s annual target bonus percentage based on its subjective evaluation of a variety of factors, including the executive’s position, level and scope of responsibility, and review of data on prevailing compensation practices and levels. From time to time, the Compensation Committee reviews executives’ annual target bonus percentages and may make adjustments based on the Compensation Committee’s evaluation of an executive’s strengths, development and expected future contributions, changes in the executive’s responsibilities and internal pay equity, as well as its review of data on prevailing compensation practices and levels.

Each year, the target cash bonus payout of each named executive officer, except the Company’s Chief Executive Officer, may be over- or under-achieved based on a combination of the achievement of the Company’s financial performance goals in the fiscal year and the named executive officer’s performance during the fiscal year against his or her individual performance goals.

In fiscal 2010, for Mr. Kirchhoff, the Company’s overall financial performance for the fiscal year determined 100% of his annual, performance-based cash bonus. In fiscal 2010, for Ms. Sardini, the Company’s overall performance for the fiscal year determined 75% of her annual, performance-based cash bonus and her individual performance rating determined the remaining 25% of the annual, performance-based cash bonus. In fiscal 2010, for Mr. Burwick, a combination of the Company’s overall performance (25%) and the performance of the NACO business (75%) for the fiscal year determined 75% of his annual, performance-based cash bonus and his individual performance determined the remaining 25%. In fiscal 2010, for Mr. Basone, a combination of the Company’s overall performance (33%) and the performance of WeightWatchers.com (67%) for the fiscal year determined 75% of his annual, performance-based cash bonus and his individual performance determined the remaining 25%. In fiscal 2010, for Ms. Stubbing, a combination of the Company’s overall performance (25%) and the performance of the International business (75%) for the fiscal year determined 75% of her annual, performance-based cash bonus and her individual performance determined the remaining 25%.

For each fiscal year, each named executive officer receives an annual, performance-based cash bonus payment between 0% and 200% of his or her target bonus percentage amount, determined and computed based on the financial performance goal rating applicable to the executive for the fiscal year and the executive’s individual performance rating for the fiscal year.

Determination of Financial Performance Goal Rating

The Compensation Committee establishes the financial performance goals each year based on the Company’s target operating income objectives in the Company’s internal annual operating plan. The Compensation Committee has selected these performance goals because they are important indicators of the Company’s financial performance during the fiscal year and shareholder value. Upon completion of the fiscal year, the Compensation Committee assesses the performance of the Company against the Company’s financial performance goals by comparing the actual fiscal year results to the pre-determined target operating income objectives. The Compensation Committee has historically reserved the ability to adjust either the financial performance goals or the target operating income objectives to exclude the effects of extraordinary, unusual or infrequently occurring events or changes in accounting principles. In March 2010, the Compensation Committee determined, beginning with fiscal 2009, that it would not adjust the target operating income objectives but instead adjust the actual fiscal year results to exclude the effects of extraordinary, unusual or infrequently occurring events or changes in accounting principles because the Compensation Committee believes that the evaluation of the Company’s financial performance goals are best achieved if the actual fiscal year results are adjusted to exclude these items while the target operating income objectives remain fixed. Therefore, the Compensation Committee, when assessing the performance of the Company against the Company’s financial performance goals, now reserves the ability to adjust the actual fiscal year results to exclude the effects of extraordinary, unusual or infrequently occurring events or changes in accounting principles.

A rating between 0% and 200% for the portion of each named executive officer’s annual cash bonus determined by the Company’s achievement of its financial performance goals is determined based on the following scale:

Range of Financial Performance Goal Ratings

Percentage of Target Operating Income Achieved during Fiscal Year	Financial Performance Goal Rating
75% or less	0%
90%	50%
100%	100%
115%(1) and greater	200%

(1)	125% with respect to the determination of WeightWatchers.com’s achievement of its financial performance goal in the case of Mr. Basone.

The financial performance goal rating for a percentage of the operating income achieved for the fiscal year that falls between target percentages of operating income set forth above are calculated on a proportional, sliding scale between the target percentages. For example, if the Company achieves 95% of its target operating income for the fiscal year, the financial performance goal rating for the named executive officer would be 75%.

The Compensation Committee establishes the financial performance goals so that the minimum performance level is reasonably likely to be achieved, while the target financial performance goals are more challenging. In recent fiscal years, the Company has met, exceeded and not achieved the target financial performance goals.

Determination of Individual Performance Rating

All named executive officers, other than the Chief Executive Officer, have individual performance goals for each fiscal year. Individual performance goals are set by the Chief Executive Officer during the first quarter of each fiscal year and vary depending on the Company’s business and strategic plan and objectives and each executive’s individual responsibilities.

Achieving the target individual performance goal for all individual performance objectives would yield a rating of 100%. However, performance may be over- or under-achieved by the named executive officer. A named executive officer can receive an individual performance rating between 0% and 200% for the portion of his or her annual cash bonus determined by the executive’s individual performance. If a named executive officer fails to achieve an individual performance rating of at least 65%, he or she is not eligible for any annual, performance-based cash bonus regardless of whether the Company achieves greater than 75% of the applicable target financial performance goals for the year. Typically, the Chief Executive Officer initially determines the individual performance rating for the other named executive officers. This rating is then reviewed by the Compensation Committee when it approves the named executive officers’ annual, performance-based cash bonuses.

Payout of Annual, Performance-Based Cash Bonus

After the close of a fiscal year, the Compensation Committee determines and approves the amount of the annual, performance-based cash bonus to be paid to each named executive officer. The payout typically occurs in March of the fiscal year following the fiscal year to which the annual, performance-based cash bonus relates. There is no provision for the adjustment or recovery of a cash bonus paid to a named executive officer if the results in a previous year are subsequently restated or adjusted in a manner that would have originally resulted in a smaller or larger bonus. However, the annual cash bonus is not paid until after the completion of the annual audit of the Company’s financial statements by the Company’s independent registered public accounting firm for the applicable fiscal year.

Other Cash Bonuses

From time to time, in order to attract or retain executive talent, the Compensation Committee may award other cash bonuses to executives.

Long-Term Equity Incentive Compensation

The Compensation Committee may periodically award named executive officers stock options, RSUs and/or other equity-based awards. The principal objective of the Company’s long-term equity incentive compensation program is to align compensation for named executive officers over a multi-year period directly with the interests of shareholders of the Company. The Company believes that granting equity-based awards provides named executive officers with a strong financial incentive to maximize shareholder returns over the longer term. The Company also believes that the practice of granting equity-based awards is important in retaining and recruiting the key talent necessary to ensure the Company’s continued success.

Mix of Equity Incentive Compensation

The Company’s long-term equity incentive compensation typically takes the form of a mix of non-qualified stock option and RSU awards. These two vehicles reward shareholder value creation in slightly different ways. Stock options (which have exercise prices equal to the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE) reward named executive officers only if the stock price increases in comparison to the exercise price on the date of grant. Thus, stock options directly reward creation of shareholder value after the grant date. RSUs (which vary in value depending on the stock price of the Company’s Common Stock prior to vesting) are impacted by all stock price changes, so the value to named executive officers is affected by both increases and decreases in stock price from the market price at the date of grant. Although an RSU’s value may increase or decrease with changes in the stock price during the period before vesting, it will have value in the long-term, encouraging retention, as well as rewarding shareholder value creation. In fiscal 2008, fiscal 2009 and fiscal 2010, long-term equity incentive compensation of named executive officers took the form of a combination of non-qualified stock option and RSU awards. The Compensation Committee currently believes that a mixture of stock options and RSUs is the most appropriate form of long-term equity incentive compensation to award our executives. The Compensation Committee may in the future adjust this mix of award types or approve different award types as part of the further development of its long-term equity incentive compensation program.

Stock Option Awards Generally

The vesting of stock options is generally time-based and differs depending on whether the award is an annual award, a hiring award or a special award, as described below. Generally, option vesting rights cease upon termination of employment, death or disability, and exercise rights cease one year after the holder’s termination for death or permanent disability, 90 days after a holder’s termination for reasons other than for “cause,” death, permanent disability or retirement, and immediately upon a termination for “cause.” Upon a termination for “cause” or a transfer in violation of the underlying terms and conditions of the award, all options, whether vested or unvested, generally terminate. In addition, stock options generally vest and become exercisable immediately prior to a change of control, and terminate within five to ten years from date of grant depending on the type of award. Prior to the exercise of a stock option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

RSU Awards Generally

The vesting of RSUs is generally time-based and differs depending on whether the award is an annual award, a hiring award or a special award, as described below. Generally, upon a termination of a holder’s employment or a transfer in violation of the underlying terms and conditions of the award, all vesting in the holder’s RSUs shall cease and the unvested portion of the RSUs shall be cancelled without payment. However, RSUs generally immediately vest on the first to occur of (1) the vesting date, (2) a change of control, (3) death of the holder and (4) the date the holder’s employment with the Company is terminated due to permanent disability. In addition, prior to the vesting of an RSU, the holder has no rights as a shareholder with respect to the shares subject to such RSU, including voting rights, except that the holder has the right to receive accrued dividend equivalents upon the date the RSU vests.

Types of Awards

Annual Awards. Annual awards may consist of stock options, RSUs or a combination of both. Stock options granted generally have three-year cliff vesting with respect to annual awards and are not subject to Company performance targets. RSUs granted generally have three-year cliff vesting with respect to annual awards and are not subject to Company performance targets. Prior to fiscal 2007, annual awards constituting stock options generally terminated on the fifth anniversary of their grant date. Starting in fiscal 2007, annual awards constituting stock options generally terminate on the tenth anniversary of their grant date. The Company’s practice is to grant annual awards in March of each year.

Hiring Awards. Hiring awards may consist of stock options or a combination of RSUs and stock options. Generally, stock options and RSUs granted vest proportionately and become exercisable in annual increments over a three- to five-year period. Newly-hired named executive officers receive their award of stock options and RSUs promptly following their hire with their first day of employment generally coinciding with the date of award. Hiring awards constituting stock options generally terminate on the tenth anniversary of their grant date.

Special Awards. From time to time, special awards of stock options, RSUs or a combination of both may be made to certain named executive officers in connection with a promotion or other special circumstance. With respect to stock options and RSUs granted, vesting and exercisability are established at the time the Compensation Committee grants special awards and typically are in the form of annual increments over five years. Special awards constituting stock options generally terminate on the tenth anniversary of their grant date.

Equity Grant Procedures

The Compensation Committee administers our stock plans. The Company’s practice is to grant annual equity-based awards at the Compensation Committee’s March meeting. Generally, hiring awards for newly-hired named executive officers are granted promptly following their hire with their first day of employment coinciding with the grant date of the award. Our stock options are generally granted at an exercise price determined by calculating the average of the closing prices of the shares of our Common Stock on the grant date and the four previous trading days on the NYSE, with all required approvals obtained in advance of or on the actual date of grant. In certain circumstances, this may result in an exercise price in excess of or less than the closing price of the Company’s Common Stock on the grant date. All awards to named executive officers require the approval of the Compensation Committee or the Board of Directors.

Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements

The objectives of the Company’s retirement and deferred compensation plans and other retirement arrangements are to help provide financial security into retirement, reward and motivate tenure and retain talent in a competitive market. In addition, the objective of the Company’s termination payments to senior executives in the event of a change of control is to motivate certain executives to remain with the Company despite the uncertainty that may arise in the context of change of control situations.

Savings Plans

We sponsor a savings plan for salaried and certain hourly U.S. employees, including our named executive officers resident in the United States. The savings plan is a tax-qualified 401(k) retirement savings plan pursuant to which participants are able to contribute, on a pre-tax basis, up to the lesser of 50% of their eligible earnings and the limit prescribed by the Internal Revenue Service. The Company will match dollar-for-dollar the first 3% of eligible earnings that is contributed to the savings plan. All participant contributions to the savings plan are fully-vested upon contribution. All matching contributions by the Company become vested on the three-year anniversary of the participant’s hire date. Matching contributions also fully vest immediately upon the participant reaching the age of 65, becoming permanently disabled or dying or being terminated by the Company without “cause.”

We also sponsor a savings plan for eligible, salaried U.K. employees, including Ms. Stubbing. Contributions to the plan by participating employees are made on a pre-tax basis. Her Majesty’s Revenue & Customs has an annual allowance for the total payments that the employee, employer and any third party can make on the employee’s behalf. Generally, the Company contributes between 5% and 9%, in the case of Ms. Stubbing 9%, of an employee’s annual base salary to the savings plan, provided that the employee contributes a minimum of 2% of his or her annual base salary to the savings plan. All Company and employee contributions to the savings plan are fully-credited upon contribution.

Executive Profit Sharing Plan

We have also established a non-qualified executive profit sharing plan for key U.S. management personnel, including the named executive officers resident in the United States. The executive profit sharing plan provides for a guaranteed monthly Company contribution for each participant based on the participant’s age and the participant’s eligible compensation. In addition, the executive profit sharing plan provides for supplemental Company contributions to be made at the discretion of the Company under certain circumstances. Historically our practice has been to make these discretionary supplemental Company contributions. In addition to the Company contributions, the Company will also credit each participant’s executive profit sharing account with interest at an annual rate equal to the sum of (a) 2% plus (b) the annualized prime rate, as published in The Wall Street Journal, compounded as of the end of each fiscal month, subject to a cap of 15%.

The following table sets forth the guaranteed contribution amounts and the historical supplemental contribution amounts based on the age of the participant that typically have been approved:

Age of Named Executive Officer	Guaranteed Contribution of Named Executive Officer’s Eligible Earnings	Historic Supplemental Contribution of Named Executive Officer’s Eligible Earnings
35-39	2.50%	2.50%
40-44	3.50%	3.50%
45-49	4.50%	4.50%
50-54	5.50%	5.50%
55-59	6.00%	6.00%
60 and Over	6.50%	6.50%

With regard to contributions made for years commencing after December 31, 2006, all contributions to a participant’s profit sharing account are fully-vested upon the three-year anniversary of the participant’s hire date, and, with regard to contributions made for years commencing before January 1, 2007, upon the five-year anniversary of the participant’s hire date. Contributions also fully vest immediately upon the participant reaching the age of 65, becoming permanently disabled or dying or being terminated by the Company without “cause.”

Termination Payments upon a Change of Control

The Company has determined that it is in the best interests of its shareholders to reinforce and encourage the continued attention and dedication of our key executives to their duties, without personal distraction or conflict of interest in circumstances that could arise in connection with any change of control of the Company. Therefore, the Company has entered into continuity agreements with each of the named executive officers and certain other senior executives.

Each agreement has an initial term of three years from the date of execution and continues to renew annually thereafter unless the Company provides 180-day advance written notice to the executive that the term of the agreement will not renew. However, upon the occurrence of a “change in control” (as defined in the agreement) of us, the term of the agreement may not terminate until the second anniversary of the date of the change in control.

The continuity agreements for Mr. Kirchhoff and Ms. Sardini provide that, among other benefits discussed more fully below in the section entitled “Payments Made Upon a Change of Control—Continuity Agreements”, if (a) during the two-year period following a change in control of us, such named executive officer’s employment is terminated (other than termination by the Company for “cause” or by reason of death, disability or retirement), or (b) during the three-month period prior to, but in connection with, or during the two-year period following, a change in control of us, such named executive officer voluntarily terminates his or her employment for “good reason”, or (c) an agreement is signed which would result in a change in control of us and during the period between the effective date of the agreement and a change in control of us, such named executive officer’s employment is terminated in connection with the change in control (other than termination by the Company for “cause” or by reason of death, disability or retirement), then he or she is entitled to receive, among certain other payments and benefits, a lump sum cash payment equal to three times the sum of (x) the named executive officer’s annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to when the notice of termination is given), and (y) the named executive officer’s target annual bonus under our bonus plan in respect of the fiscal year in which the termination occurs (or, if higher, the average annual bonus actually earned by the named executive officer in respect of the three full fiscal years prior to the year in which the notice of termination is given).

The continuity agreements for Mr. Burwick, Mr. Basone and Ms. Stubbing and certain other senior executives who are not named executive officers have similar terms and conditions as described above but entitle the executive to receive, among certain other payments and benefits, a lump sum cash payment equal to two times the sum of (x) the executive’s annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to when the notice of termination is given), and (y) the executive’s target annual bonus under our bonus plan in respect of the fiscal year in which the termination occurs (or, if higher, the average annual bonus actually earned by the executive in respect of the three full fiscal years prior to the year in which the notice of termination is given).

Other Retirement, Retention or Severance Arrangements

The Company has no formal policy regarding retirement arrangements. From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the nature and circumstances of the individual retiring, has approved retirement arrangements for named executive officers and certain other senior executives. For example, with respect to those executives, including the named executive officers, with whom the Company has entered into a continuity agreement as described above, the Company has agreed to pay such executives upon his or her retirement amounts accrued but unvested in any Company savings plan or the executive profit sharing plan and a pro rata portion of his or her annual, performance-based cash bonus as set forth therein.

Additionally, the Company has no formal policy regarding retention or severance arrangements. From time to time, the Company, in its discretion, based upon the nature and circumstances of an individual being hired, has approved separate severance arrangements for certain named executive officers. For example, in accordance with her offer letter dated April 19, 2002, upon termination for any reason other than those set forth in her continuity agreement or for cause, Ms. Sardini will receive six months of salary continuation. In accordance with his offer letter dated April 26, 2010, upon termination for any reason other than those set forth in his continuity agreement or for “cause”, Mr. Burwick will receive six months of salary continuation, a pro rata portion of his annual, performance-based cash bonus with respect to the fiscal year in which he is terminated, and six months of continued medical insurance coverage for him and his eligible dependents on the same basis available to him immediately prior to termination.

Benefits and Perquisites

The Company provides benefits to its salaried employees including health care coverage, life and disability insurance protection, reimbursement for educational expenses, a wellness-related allowance and access to favorably priced group insurance coverage. The Company provides these benefits to help alleviate the financial costs and loss of income arising from illness, disability or death, to encourage ongoing education in job-related areas, and to allow employees to take advantage of reduced insurance rates available for group policies. In addition to the benefits provided to salaried employees generally, the Company provides named executive officers with certain perquisites that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain employees for key positions. These perquisites include car allowances and cell phones (which are permitted to be used for personal matters). The Compensation Committee periodically reviews the levels of benefits and perquisites provided to named executive officers.

Tax and Accounting Implications

Excess Parachute Payment Excise Taxes

If under the terms of a continuity agreement (i) it is determined that certain payments and benefits provided under the agreement in the aggregate (the “parachute payment”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or to any similar tax, and the aggregate value of the parachute payment exceeds a certain threshold amount calculated under the Internal Revenue Code by 5% or less, then (ii) the parachute payment will be reduced to the extent necessary so that the aggregate value of the parachute payment is equal to an amount that is less than such threshold amount; provided, however, that if the aggregate value of the parachute payment exceeds the threshold amount by more than 5%, then the executive will be entitled to receive an additional payment or payments in an amount such that, after payment by the executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed upon this payment, the executive retains an amount equal to the excise tax imposed upon the parachute payment.

Internal Revenue Code Section 409A

If, under the continuity agreements or our stock plans, any payments or benefits that the Company would be required to provide under the continuity agreements or any of our stock plans cannot be provided in the manner contemplated in the continuity agreements or under the applicable plan without subjecting the executive to income tax under Section 409A of the Internal Revenue Code, the Company shall provide such intended payments or benefits to the executive in an alternative manner that conveys an equivalent economic benefit to the executive without materially increasing the aggregate cost to the Company.

The Section 162(m) of the Internal Revenue Code $1 Million Deduction Limit

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for compensation over $1,000,000 paid in any fiscal year to the company’s chief executive officer or to any of up to three other executive officers (excluding the company’s principal financial officer) whose compensation must be included in the Proxy Statement of the company because they are the most highly compensated executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Our stock plans currently provide that certain awards may be made in a manner to qualify for this exemption.

Accounting Considerations

The Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In its financial statements, the Company records salaries and performance-based compensation incentives as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require the Company to record an expense in its financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with FASB ASC Topic 718. The Compensation Committee believes, however, that the many advantages of equity-based compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

2010 Executive Compensation Determinations

The following is a discussion of the specific factors considered in determining base salary, cash bonuses, including the annual, performance-based cash bonus, and long-term equity incentive compensation for the named executive officers for fiscal 2010. There were no changes in fiscal 2010 for the named executive officers in the policies governing retirement and deferred compensation plans, termination payments upon a change of control of the Company, perquisites or other benefits.

Base Salary

The following table identifies actions taken during fiscal 2010 with respect to the base salaries of the named executive officers:

Named Executive Officer	Action
David P. Kirchhoff	Increase in annual base salary from $675,000 to $750,000 effective April 1, 2010

Ann M. Sardini	Increase in annual base salary from $402,103 to $416,177 effective April 1, 2010

David A. Burwick	Employment commenced on April 30, 2010 with an annual base salary of $550,000

Michael Basone	Increase in annual base salary from $400,000 to $414,000 effective April 1, 2010

Melanie Stack (Stubbing)	Increase in annual base salary from $343,178 (£220,000) to $389,975 (£250,000) effective April 1, 2010(1)

(1)	Amounts shown in pounds sterling were converted to U.S. dollars using the applicable exchange rate on December 31, 2010.

The Compensation Committee decided to increase the base salary of Mr. Kirchhoff, Ms. Sardini, Mr. Basone and Ms. Stubbing effective April 1, 2010. In determining each of their increased base salaries, the Compensation Committee reviewed his or her past performance of his or her job responsibilities and contributions made to the Company, competitive conditions and relationship of his or her compensation to the compensation of other senior executives at the Company and determined that the increase in base salary was appropriate to reward performance and ensure retention.

Mr. Burwick’s employment with the Company commenced on April 30, 2010. In determining Mr. Burwick’s base salary, the Compensation Committee reviewed the job responsibilities of his position, expected future contributions, his compensation at his prior employer, competitive conditions for a candidate with his experience and skills, and the relationship of his compensation to the compensation of other senior executives at the Company and determined that the base salary was appropriate to attract him to the position of President, North America given his experience and skills and the competitive environment, to ensure retention and to motivate his future performance.

Cash Bonuses

Annual, Performance-Based Cash Bonus

There were no changes in any of the named executive officers’ annual target bonus percentages in fiscal 2010, apart from the establishment of Mr. Burwick’s annual target bonus percentage.

For fiscal 2010, the Company’s global financial performance goal was equal to the Company’s target operating income of $408.3 million. The operating income of the Company for fiscal 2010, as adjusted by the Compensation Committee to take into account the extraordinary, unusual or infrequently occurring event of the California labor litigation settlement, was $396.8 million. Based on the global financial performance goal and adjusted operating income results, the Company achieved a global financial performance goal rating of 86.0% with respect to fiscal 2010. In addition, in fiscal 2010, NACO’s financial performance goal rating was 98.0%, WeightWatchers.com’s financial performance goal rating was 175.1% and the International business’s financial performance goal rating was 48.8%.

The following table shows the annual target bonus percentage, the overall rating and the related actual bonus paid for each of the named executive officers for fiscal 2010:

Named Executive Officer	Target Bonus (as a % of Fiscal Year Base Salary)	Overall Performance- Based Bonus Rating(1)	Actual Performance- Based Cash Bonus		Actual Performance- Based Bonus (as a % of 2010 Base Salary(2))
David P. Kirchhoff	75%	86.0%	$471,098		64.5%
Ann M. Sardini	60%	93.9%	$232,493		56.4%
David A. Burwick	60%	105.0%	$213,897		63.0%
Michael Basone	50%	142.2%	$291,644		71.1%
Melanie Stack (Stubbing)	60%	73.3%	$177,556	(3)	47.4%

(1)	Other than with respect to Mr. Kirchhoff, ratings were determined by a combination of the applicable financial performance goal rating and individual performance goal rating. In addition, pursuant to the terms of his offer letter dated April 26, 2010, Mr. Burwick was guaranteed a financial performance goal rating of no less than 100% in fiscal 2010 only.
(2)	See salary amounts reported in the column “Salary” of the Summary Compensation Table.
(3)	Amount shown was paid in pounds sterling and was converted to U.S. dollars using the applicable exchange rate on March 8, 2011, the date on which Ms. Stubbing’s award was approved.

Other Cash Bonuses

In order to attract Mr. Burwick to the position of President, North America, the Compensation Committee determined to pay him a sign-on bonus of $100,000 in connection with the commencement of his employment with the Company. Mr. Burwick must repay his sign-on bonus to the Company if he voluntarily resigns or is terminated for “cause” prior to April 30, 2011, the one-year anniversary of his employment date.

Long-Term Equity Incentive Compensation

In determining the size and mix of named executive officers’ annual equity grant awards for fiscal 2010, the Compensation Committee reviewed the total current compensation that may be awarded to the executive, the achievement of business, strategic, individual, and financial objectives during the prior fiscal year, competitive conditions and the relationship of the executive’s compensation to the compensation of other senior executives, and determined the size of the award as appropriate to reward and incentivize performance, ensure retention, and maintain appropriate compensation differentials among senior executives. In fiscal 2010, the Compensation Committee decided to grant the following annual awards on March 26, 2010: 49,500 stock options and 4,125 RSUs to Mr. Kirchhoff; 24,750 stock options and 2,063 RSUs to Ms. Sardini; 24,750 stock options and 2,063 RSUs to Mr. Basone; and 24,750 stock options and 2,063 RSUs to Ms. Stubbing.

In addition, to ensure retention and to reward and incentivize performance and creation of shareholder value, the Compensation Committee decided to grant Mr. Kirchhoff a special award of 75,000 stock options on March 26, 2010.

The Compensation Committee also decided to grant Mr. Burwick a hiring award of 150,000 stock options on April 30, 2010 to attract him to the position of President, North America as well as to ensure retention and to reward and incentivize performance and creation of shareholder value.

Mix of Compensation Elements

As discussed above in “Executive Compensation Approach—Elements of Executive Compensation”, the Company weights compensation for the named executive officers more toward variable, performance-based compensation. More than 60% of fiscal 2010 total compensation for named executive officers was variable, performance-based (which includes short-term variable performance-based compensation and long-term variable performance-based compensation). As reflected in the Summary Compensation Table, aggregate fiscal 2010 compensation for the named executive officers was allocated as follows:

Mix of Total Compensation in 2010
Base Salary	32%
Short-Term Variable Performance-Based Compensation(1)	19%
Long-Term Variable Performance-Based Compensation(2)	41%
Other Compensation(3)	8%
Total	100%

(1)	Represents annual, performance-based cash bonuses under the column “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table.
(2)	Represents RSU and stock option awards under the columns “Stock Awards” and “Option Awards”, respectively, of the Summary Compensation Table.
(3)	Represents sign-on cash bonus paid to Mr. Burwick, contributions to the savings plans, contributions to and earnings on the executive profit sharing plan, dividend equivalents on RSUs and perquisites and other personal benefits under the columns “Bonus”, “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation”, as applicable, of the Summary Compensation Table.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the named executive officers as follows: for fiscal 2010, fiscal 2009 and fiscal 2008 with respect to Mr. Kirchhoff, Ms. Sardini, Mr. Basone and Ms. Stubbing; and for fiscal 2010 with respect to Mr. Burwick.

The named executive officers, except Mr. Burwick, were not entitled to receive payments which would be characterized as “Bonus” payments in the fiscal years with respect to which information is provided for each executive. Amounts listed under the column “Non-Equity Incentive Plan Compensation,” consist solely of the named executive officers’ annual, performance-based cash bonus and were approved by the Compensation Committee in March 2011 with respect to fiscal 2010 and will be paid by March 31, 2011.

Name and Principal Position	Fiscal Year		Salary(2)	Bonus		Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation		Total
David P. Kirchhoff	2010		$730,385	—		$106,095	$984,770	$471,098	$12,969	$110,768	(7)	$2,416,085
President and Chief Executive Officer	2009		$675,000	—		$80,520	$288,536	$317,925	$8,882	$99,871		$1,470,734
	2008	(1)	$643,558	—		$168,675	$574,763	$215,902	$6,580	$114,711		$1,724,189

Ann M. Sardini	2010		$412,496	—		$53,060	$195,768	$232,493	$29,972	$103,995	(8)	$1,027,784
Chief Financial Officer	2009		$402,103	—		$40,270	$144,268	$182,997	$24,814	$93,014		$887,466
	2008	(1)	$406,865	—		$128,311	$430,234	$147,632	$25,624	$109,760		$1,248,426

David A. Burwick(9)	2010		$339,519	$100,000	(10)	—	$1,102,740	$213,897	$201	$42,168	(11)	$1,798,525
President, North America

Michael Basone	2010		$410,339	—		$53,060	$195,768	$291,644	$13,336	$85,543	(12)	$1,049,690
President, WeightWatchers.com and Chief Technology Officer	2009		$400,000	—		$40,270	$144,268	$132,382	$9,467	$92,433		$818,820
	2008	(1)	$396,270	—		$128,311	$430,234	$189,351	$7,542	$95,752		$1,247,460

Melanie Stack (Stubbing)(13)	2010		$374,268	—		$53,060	$195,768	$177,556	$—	$63,049	(14)	$863,701
President, International	2009		$345,212	—		$40,270	$144,268	$268,975	$—	$55,401		$854,126
	2008	(1)	$365,420	—		$166,975	$567,581	$94,488	$—	$63,179		$1,257,643

(1)	Fiscal 2008 consisted of a 53-week period.

(2)	Amounts shown reflect the named executive officer’s base salary as of the beginning of the fiscal year as adjusted by any increases in base salary during the course of the year and are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our savings plan for salaried U.S. employees or, in the case of Ms. Stubbing, our savings plan for salaried U.K. employees. Increases, if any, in annual base salary for named executive officers for each fiscal year were determined following the beginning of that year. In fiscal 2008 and fiscal 2010, there were increases in annual base salaries for the named executive officers, and there were no such increases in 2009. In addition, Ms. Stubbing’s annual base salary increased in the third quarter of fiscal 2008 in connection with her promotion to President, International. Therefore, the amounts shown in fiscal 2008 and in fiscal 2010 reflect a base salary paid at different annual rates during such fiscal years. Mr. Burwick’s annual base salary in fiscal 2010 reflects that portion of his annual base salary earned from April 30, 2010, the date he joined the Company as its President, North America.

(3)	Stock awards consist solely of awards of RSUs and amounts represent the aggregate grant date fair value of awards granted in each fiscal year shown, calculated in accordance with applicable accounting standards. The grant date fair value for RSUs is based solely on the closing price of our Common Stock on the date of grant.

(4)	Amounts represent the aggregate grant date fair value of stock option awards granted in each fiscal year shown calculated in accordance with applicable accounting standards. The assumptions made in determining option values with respect to awards granted during fiscal 2010, fiscal 2009 and fiscal 2008 are disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Share-Based Compensation” and Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2010.

(5)	Amounts shown consist solely of the named executive officer’s annual, performance-based cash bonus. Amount shown for Mr. Burwick reflects a pro-rated performance-based cash bonus based on his April 30, 2010 employment date.

(6)

Amounts shown consist solely of the aggregate earnings on the executive profit sharing plan balance for the named executive officer, which include above-market earnings. For information on the applicable interest rate, see “Compensation Discussion and Analysis—Determination of Executive

Compensation—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Executive Profit Sharing Plan” above.

(7)	Amount shown includes $73,382 in contributions by the Company to the executive profit sharing plan for Mr. Kirchhoff’s benefit and $12,227 of dividend equivalents earned on RSU awards as well as amounts with respect to the payment of life insurance premiums, a car allowance, a wellness allowance, the payment of cell phone charges and contributions by the Company to its savings plan for salaried U.S. employees for Mr. Kirchhoff’s benefit.

(8)	Amount shown includes $77,105 in contributions by the Company to the executive profit sharing plan for Ms. Sardini’s benefit as well as amounts with respect to dividend equivalents earned on RSU awards, a car allowance, the payment of cell phone charges and contributions by the Company to its savings plan for salaried U.S. employees for Ms. Sardini’s benefit.

(9)	Mr. Burwick joined the Company as its President, North America in April 2010.

(10)	Mr. Burwick received a $100,000 sign-on cash bonus in connection with his joining the Company on April 30, 2010. The sign-on cash bonus is subject to repayment, less lawful deductions, to the Company if Mr. Burwick voluntarily resigns or is terminated for “cause” prior to the one-year anniversary of the start of his employment. See “Compensation Discussion and Analysis—2010 Executive Compensation Determinations—Cash Bonuses” above.

(11)	Amount shown includes $30,557 in contributions by the Company to the executive profit sharing plan for Mr. Burwick’s benefit as well as amounts with respect to a car allowance, a wellness allowance, the payment of cell phone charges and contributions by the Company to its savings plan for salaried U.S. employees for Mr. Burwick’s benefit.

(12)	Amount shown includes $59,699 in contributions by the Company to the executive profit sharing plan for Mr. Basone’s benefit as well as amounts with respect to dividend equivalents earned on RSU awards, a car allowance, the payment of cell phone charges and contributions by the Company to its savings plan for salaried U.S. employees for Mr. Basone’s benefit.

(13)	Ms. Stubbing’s “Salary,” “Non-Equity Incentive Plan Compensation” and certain amounts reported in “All Other Compensation” are paid to her in pounds sterling. These amounts shown were converted to U.S. dollars using the average monthly exchange rate applicable to the month during which such salary or other compensation was earned, except for the amount shown for her Non-Equity Incentive Plan Compensation, which was converted to U.S. dollars using the applicable exchange rate on March 8, 2011, the date on which her award was approved.

(14)	Amount shown includes $33,684 in contributions by the Company to its savings plan for salaried U.K. employees for Ms. Stubbing’s benefit as well as amounts with respect to dividend equivalents earned on RSU awards, the payment of life insurance premiums, a car allowance and payments for additional family healthcare coverage.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2010

The following table sets forth information regarding non-equity incentive plan awards and each RSU or stock option award made to a named executive officer during fiscal 2010 under any stock plan. All RSU and stock option awards made to our named executive officers in fiscal 2010 were made under either our 2008 Stock Incentive Plan (the “2008 Plan”) or the 2004 Stock Incentive Plan (the “2004 Plan”). For fiscal 2010, there were no awards made under any equity incentive plan.

Name	Grant Date	Compensation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)						All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)(3)		Exercise or Base Price of Option Awards ($/Sh)(4)	Closing Market Price on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards(5)(6)
			Threshold ($)		Target ($)		Maximum ($)
David P. Kirchhoff	3/26/2010	3/12/2010							4,125	(7)					$106,095
	3/26/2010	3/12/2010									49,500	(7)	$25.76	$25.72	$391,535
	3/26/2010	3/12/2010									75,000	(8)	$25.76	$25.72	$593,235
			$—	(9)	$547,789		$1,095,577
Ann M. Sardini	3/26/2010	3/12/2010							2,063	(7)					$53,060
	3/26/2010	3/12/2010									24,750	(7)	$25.76	$25.72	$195,768
			$40,218	(10)	$247,498		$494,995
David A. Burwick	4/30/2010	4/21/2010									150,000	(11)	$26.73	$26.57	$1,102,740
			$185,887	(12)	$203,712	(12)	$407,423	(12)
Michael Basone	3/26/2010	3/12/2010							2,063	(7)					$53,060
	3/26/2010	3/12/2010									24,750	(7)	$25.76	$25.72	$195,768
			$33,340	(10)	$205,169		$410,339
Melanie Stack (Stubbing)	3/26/2010	3/12/2010							2,063	(7)					$53,060
	3/26/2010	3/12/2010									24,750	(7)	$25.76	$25.72	$195,768
			$39,383(10)(13)		$242,355	(13)	$484,710(13)

(1)	Named executive officers must receive an individual performance rating of at least 65% to receive any payment of an annual, performance-based cash bonus. In addition, named executive officers receive no payment with respect to their financial performance goal rating unless the Company achieves greater than 75% of the target operating income, the minimum performance level. See the section entitled “Compensation Discussion and Analysis—Determination of Executive Compensation—Cash Bonuses—Annual, Performance-Based Cash Bonus” above for a description of our annual, performance-based cash bonus.

(2)	Stock awards consist of RSUs. The award of an RSU is the right to receive one share of our Common Stock upon the vesting date of the RSU.

(3)	Option awards consist of the grant of non-qualified stock options. Stock options allow the grantee to purchase a share of our Common Stock at an exercise price determined on the date of grant.

(4)	The exercise price of our stock options is determined by calculating the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE.

(5)	Amounts shown represent the grant date fair value of the applicable stock options or RSUs granted during fiscal 2010 calculated in accordance with applicable accounting standards. The grant date fair value for RSUs is based solely on the closing price of our Common Stock on the date of grant. The assumptions made in determining option values are disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Share-Based Compensation” and Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2010. The material terms of our stock options are discussed in the Section entitled “Compensation Discussion and Analysis—Determination of Executive Compensation—Long-Term Equity Incentive Compensation” above.

(6)	Holders of RSUs have the right to receive dividend equivalents on RSUs, but the right to receive payment of the dividend equivalent vests and payment is made when the underlying RSU vests. There were four dividend record dates in fiscal 2010. All of the RSU awards granted accrued four dividend payments. Therefore, the aggregate dividend equivalents that accrued during fiscal 2010 on the RSU awards made to the named executive officers in fiscal 2010 were as follows: Mr. Kirchhoff, $2,888; Ms. Sardini, $1,444; Mr. Basone, $1,444 and Ms. Stubbing, $1,444. Dividend equivalents are not included in the totals for grant date fair values of the RSU awards and therefore are reported in the column “All Other Compensation” of the Summary Compensation Table.

(7)	The named executive officer received an annual award under the 2008 Plan consisting of both stock options and RSUs on March 26, 2010. Both the stock options and RSUs vest 100% on March 26, 2013. The stock options expire on March 26, 2020. The exercise price of the stock options was determined by taking the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE, or $25.76 per share.

(8)	Mr. Kirchhoff received a special award under the 2004 Plan consisting of 75,000 stock options on March 26, 2010. The stock options vest 20% a year over five years on each anniversary of the grant date and expire on March 26, 2020. The exercise price of the stock options was determined by taking the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE, or $25.76 per share.

(9)	Because Mr. Kirchhoff’s annual, performance-based cash bonus for fiscal 2010 was based solely on the Company’s overall financial performance, the “Threshold” amount shown represents an assumption that the Company achieved a percentage of its target operating income that was slightly greater than 75%, which would result in a de minimis amount.

(10)	Because the named executive officer’s annual, performance-based cash bonus was comprised of a combination of the financial performance goal rating applicable to the executive and the executive’s individual performance rating, the “Threshold” amount shown represents an assumption that the percentage of the applicable target operating income goal(s) achieved was slightly greater than 75% resulting in a de minimis amount and the executive achieved an individual performance rating of 65%.

(11)	Mr. Burwick received a hiring award under the 2004 Plan consisting of 150,000 stock options on April 30, 2010. The stock options vest proportionately over three years on each anniversary of the grant date and expire on April 30, 2020. The exercise price of the stock options was determined by taking the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE, or $26.73 per share.

(12)	Pursuant to Mr. Burwick’s offer letter, his financial performance rating could not be less than 100% for his annual, performance-based cash bonus for fiscal 2010. Therefore, the “Threshold” amount shown represents an assumption that he achieved a financial performance rating equal to 100% and an individual performance rating of 65%. In addition, all the amounts shown for Mr. Burwick reflect a pro-rated, annual, performance-based cash bonus based on his April 30, 2010 employment date.

(13)	Amounts shown are assumed paid in pounds sterling and were converted to U.S. dollars using the applicable exchange rate on March 8, 2011, the date on which Ms. Stubbing’s actual fiscal 2010 award was approved.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END

The following table sets forth information regarding unexercised non-qualified stock options and any RSUs that were not vested for each named executive officer as of the end of fiscal 2010. There were no vested or unvested equity incentive plan awards held by the named executive officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
	Exercisable		Unexercisable
David P. Kirchhoff			75,000	(2)*	$25.76	3/26/2020
			49,500	(2)*	$25.76	3/26/2020
			49,500	(2)	$19.74	3/27/2019
			45,000	(2)	$47.05	3/28/2018
	33,750	(2)			$47.49	3/12/2017
	90,000	(2)	22,500	(2)	$52.12	12/31/2016
	30,000	(2)	7,500	(2)	$42.08	5/22/2016
	37,500	(2)			$53.03	7/14/2015
							4,125	(3)*	$154,646
							4,125	(3)	$154,646
							3,750	(3)	$140,588
							2,187	(3)	$81,991
							625	(3)	$23,431

Ann M. Sardini			24,750	(4)*	$25.76	3/26/2020
			24,750	(4)	$19.74	3/27/2019
			22,500	(4)	$47.05	3/28/2018
	4,500	(4)	6,750	(4)	$47.10	3/14/2018
	18,750	(4)			$47.49	3/12/2017
	60,000	(4)			$36.32	4/29/2012
							2,063	(5)*	$77,342
							2,063	(5)	$77,342
							1,875	(5)	$70,294
							562	(5)	$21,069

David A. Burwick			150,000	(6)*	$26.73	4/30/2020

Michael Basone			24,750	(7)*	$25.76	3/26/2020
			24,750	(7)	$19.74	3/27/2019
			22,500	(7)	$47.05	3/28/2018
	4,500	(7)	6,750	(7)	$47.10	3/14/2018
	12,000	(7)			$47.49	3/12/2017
	31,500	(7)	10,500	(7)	$42.08	5/22/2016
	15,000	(7)			$53.03	7/14/2015
							2,063	(8)*	$77,342
							2,063	(8)	$77,342
							1,875	(8)	$70,294
							562	(8)	$21,069
							1,500	(8)	$56,235
							875	(8)	$32,804

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
	Exercisable		Unexercisable
Melanie Stack (Stubbing)			24,750	(9)*	$25.76	3/26/2020
			24,750	(9)	$19.74	3/27/2019
	15,000	(9)	22,500	(9)	$34.21	7/17/2018
			15,000	(9)	$47.05	3/28/2018
	7,500	(9)			$47.49	3/12/2017
	47,000	(9)			$35.87	12/18/2013
							2,063	(10)*	$77,342
							2,063	(10)	$77,342
							1,875	(10)	$70,294
							1,250	(10)	$46,863

*	Shows grants made in fiscal 2010, which are also reported in the Summary Compensation Table and in the Grants of Plan-Based Awards for Fiscal 2010 table.

(1)	Amounts shown represent the closing price of our Common Stock on December 31, 2010, the last trading day on the NYSE of fiscal 2010, $37.49, multiplied by the number of shares underlying the RSU.

(2)	75,000 stock options awarded on March 26, 2010, with an exercise price of $25.76 and an expiration date of March 26, 2020, vest 20% a year over five years on each anniversary of the grant date. 49,500 stock options awarded on March 26, 2010, with an exercise price of $25.76 and an expiration date of March 26, 2020, vest 100% on March 26, 2013. 49,500 stock options awarded on March 27, 2009, with an exercise price of $19.74 and an expiration date of March 27, 2019, vest 100% on March 27, 2012. 45,000 stock options awarded on March 28, 2008, with an exercise price of $47.05 and an expiration date of March 28, 2018, vested 100% on March 28, 2011. 33,750 stock options awarded on March 12, 2007, with an exercise price of $47.49 and an expiration date of March 12, 2017, vested 100% on March 12, 2010. 112,500 stock options awarded on December 31, 2006, with an exercise price of $52.12 and an expiration date of December 31, 2016, vest 20% a year over five years on each anniversary of the grant date. 37,500 stock options awarded on May 22, 2006, with an exercise price of $42.08 and an expiration date of May 22, 2016, vest 20% a year over five years on each anniversary of the grant date. 37,500 stock options awarded on July 14, 2005, with an exercise price of $53.03 and an expiration date of July 14, 2015, vested 20% a year over five years on each anniversary of the grant date.

(3)	4,125 RSUs awarded on March 26, 2010 vest 100% on March 26, 2013. 4,125 RSUs awarded on March 27, 2009 vest 100% on March 27, 2012. 3,750 RSUs awarded on March 28, 2008 vested 100% on March 28, 2011. 10,938 RSUs awarded on December 31, 2006 vest 20% a year over five years on each anniversary of the grant date (2,187 of which remained unvested as of the end of fiscal 2010). 3,125 RSUs awarded on May 22, 2006 vest 20% a year over five years on each anniversary of the grant date (625 of which remained unvested as of the end of fiscal 2010).

(4)

24,750 stock options awarded on March 26, 2010, with an exercise price of $25.76 and an expiration date of March 26, 2020, vest 100% on March 26, 2013. 24,750 stock options awarded on March 27, 2009, with an exercise price of $19.74 and an expiration date of March 27, 2019, vest 100% on March 27, 2012. 22,500 stock options awarded on March 28, 2008, with an exercise price of $47.05 and an expiration date of March 28, 2018, vested 100% on March 28, 2011. 11,250 stock options awarded on March 14, 2008, with an exercise price of $47.10 and an expiration date of March 14, 2018, vest 20% a year over five years on each anniversary of the grant date. 18,750 stock options awarded on March 12, 2007, with an exercise price of $47.49 and an expiration date of March 12, 2017, vested 100% on March 12, 2010. 100,000 stock options awarded on April 29, 2002, with an exercise price of $36.32 and an expiration date of April 29, 2012, vested 20% a year over five years on each anniversary of the grant date (40,000 of which were exercised prior to fiscal 2010).

(5)	2,063 RSUs awarded on March 26, 2010 vest 100% on March 26, 2013. 2,063 RSUs awarded on March 27, 2009 vest 100% on March 27, 2012. 1,875 RSUs awarded on March 28, 2008 vested 100% on March 28, 2011. 938 RSUs awarded on March 14, 2008 vest 20% a year over five years on each anniversary of the grant date (562 of which remained unvested as of the end of fiscal 2010).

(6)	150,000 stock options awarded on April 30, 2010, with an exercise price of $26.73 and an expiration date of April 30, 2020, vest proportionately over three years on each anniversary of the grant date.

(7)	24,750 stock options awarded on March 26, 2010, with an exercise price of $25.76 and an expiration date of March 26, 2020, vest 100% on March 26, 2013. 24,750 stock options awarded on March 27, 2009, with an exercise price of $19.74 and an expiration date of March 27, 2019, vest 100% on March 27, 2012. 22,500 stock options awarded on March 28, 2008, with an exercise price of $47.05 and an expiration date of March 28, 2018, vested 100% on March 28, 2011. 11,250 stock options awarded on March 14, 2008, with an exercise price of $47.10 and an expiration date of March 14, 2018, vest 20% a year over five years on each anniversary of the grant date. 12,000 stock options awarded on March 12, 2007, with an exercise price of $47.49 and an expiration date of March 12, 2017, vested 100% on March 12, 2010. 52,500 stock options awarded on May 22, 2006, with an exercise price of $42.08 and an expiration date of May 22, 2016, vest 20% a year over five years on each anniversary of the grant date (10,500 of which were exercised prior to fiscal 2010). 15,000 stock options awarded on July 14, 2005, with an exercise price of $53.03 and an expiration date of July 14, 2015, vested 20% a year over five years on each anniversary of the grant date.

(8)	2,063 RSUs awarded on March 26, 2010 vest 100% on March 26, 2013. 2,063 RSUs awarded on March 27, 2009 vest 100% on March 27, 2012. 1,875 RSUs awarded on March 28, 2008 vested 100% on March 28, 2011. 938 RSUs awarded on March 14, 2008 vest 20% a year over five years on each anniversary of the grant date (562 of which remained unvested as of the end of fiscal 2010). 7,500 RSUs awarded on May 22, 2006 vest 20% a year over five years on each anniversary of the grant date (1,500 of which remained unvested as of the end of fiscal 2010). 4,375 RSUs awarded on May 22, 2006 vest 20% a year over five years on each anniversary of the grant date (875 of which remained unvested as of the end of fiscal 2010).

(9)	24,750 stock options awarded on March 26, 2010, with an exercise price of $25.76 and an expiration date of March 26, 2020, vest 100% on March 26, 2013. 24,750 stock options awarded on March 27, 2009, with an exercise price of $19.74 and an expiration date of March 27, 2019, vest 100% on March 27, 2012. 37,500 stock options awarded on July 17, 2008, with an exercise price of $34.21 and an expiration date of July 17, 2018, vest 20% a year over five years on each anniversary of the grant date. 15,000 stock options awarded on March 28, 2008, with an exercise price of $47.05 and an expiration date of March 28, 2018, vested 100% on March 28, 2011. 7,500 stock options awarded on March 12, 2007, with an exercise price of $47.49 and an expiration date of March 12, 2017, vested 100% on March 12, 2010. 47,000 stock options awarded on December 18, 2003, with an exercise price of $35.87 and an expiration date of December 18, 2013, vested 20% a year over five years on each anniversary of the grant date.

(10)	2,063 RSUs awarded on March 26, 2010 vest 100% on March 26, 2013. 2,063 RSUs awarded on March 27, 2009 vest 100% on March 27, 2012. 3,125 RSUs awarded on July 17, 2008 vest 20% a year over five years on each anniversary of the grant date (1,875 of which remained unvested as of the end of fiscal 2010). 1,250 RSUs awarded on March 28, 2008 vested 100% on March 28, 2011.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(1) ($)
David P. Kirchhoff	—	—	6,250	(2)	$186,888
Ann M. Sardini	—	—	1,751	(3)	$44,213
David A. Burwick	—	—	—		—
Michael Basone	—	—	3,813	(4)	$102,386
Melanie Stack (Stubbing)	—	—	1,250	(5)	$32,300

(1)	Reflects the aggregate market value of shares acquired upon vesting based on the closing price of our Common Stock on the applicable vesting date.

(2)	Of the 3,125 RSUs awarded on July 14, 2005, which vested 20% a year over five years on the anniversary of the grant date, 625 shares vested on July 14, 2010. Of the 3,125 RSUs awarded on May 22, 2006, which vest 20% a year over five years on the anniversary of the grant date, 625 shares vested on May 22, 2010. Of the 10,938 RSUs awarded on December 31, 2006, which vest 20% a year over five years on the anniversary of the grant date, 2,187 shares vested on December 31, 2010. The 2,813 RSUs awarded on March 12, 2007 vested 100% on March 12, 2010. These shares represent the gross number of shares of our Common Stock that were issued to Mr. Kirchhoff upon the vesting of his RSUs in fiscal 2010. An aggregate of 2,115 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of those shares on the date of vesting on the NYSE. The aggregate number of net shares received after taxes by Mr. Kirchhoff was 4,135.

(3)	The 1,563 RSUs awarded on March 12, 2007 vested 100% on March 12, 2010. Of the 938 RSUs awarded on March 14, 2008, which vest 20% a year over five years on the anniversary of the grant date, 188 shares vested on March 14, 2010. These shares represent the gross number of shares of our Common Stock that were issued to Ms. Sardini upon the vesting of her RSUs in fiscal 2010. An aggregate of 734 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of those shares on the date of vesting on the NYSE. The aggregate number of net shares received after taxes by Ms. Sardini was 1,017.

(4)	Of the 1,250 RSUs awarded on July 14, 2005, which vested 20% a year over five years on the anniversary of the grant date, 250 shares vested on July 14, 2010. Of the 7,500 RSUs awarded on May 22, 2006, which vest 20% a year over five years on the anniversary of the grant date, 1,500 shares vested on May 22, 2010. Of the 4,375 RSUs awarded on May 22, 2006, which vest 20% a year over five years on the anniversary of the grant date, 875 shares vested on May 22, 2010. The 1,000 RSUs awarded on March 12, 2007 vested 100% on March 12, 2010. Of the 938 RSUs awarded on March 14, 2008, which vest 20% a year over five years on the anniversary of the grant date, 188 shares vested on March 14, 2010. These shares represent the gross number of shares of our Common Stock that were issued to Mr. Basone upon the vesting of his RSUs in fiscal 2010. An aggregate of 1,359 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of those shares on the date of vesting on the NYSE. The aggregate number of net shares received after taxes by Mr. Basone was 2,454.

(5)	The 625 RSUs awarded on March 12, 2007 vested 100% on March 12, 2010. Of the 3,125 RSUs awarded on July 17, 2008, which vest 20% a year over five years on the anniversary of the grant date, 625 shares vested on July 17, 2010. These shares represent the gross number of shares of our Common Stock that were issued to Ms. Stubbing upon the vesting of her RSUs in fiscal 2010. An aggregate of 514 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of those shares on the date of vesting on the NYSE. The aggregate number of net shares received after taxes by Ms. Stubbing was 736.

PENSION BENEFITS

The Company has no pension plans.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2010

The following table sets forth information with respect to our executive profit sharing plan, the only defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified. In fiscal 2010, none of the named executive officers made any contributions to, or any withdrawals or distributions from, our executive profit sharing plan. The material terms of our executive profit sharing plan are discussed in the section entitled “Compensation Discussion and Analysis—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Executive Profit Sharing Plan” above.

Name	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Balance at Last Fiscal Year-End ($)(3)
David P. Kirchhoff	$73,382	$12,969	$282,228
Ann M. Sardini	$77,105	$29,972	$616,716
David A. Burwick	$30,557	$201	$15,479
Michael Basone	$59,699	$13,336	$286,978
Melanie Stack (Stubbing)(4)	$—	$—	$—

(1)	Shows amounts contributed by the Company with respect to fiscal 2010, which amounts are also reported in the column “All Other Compensation” of the Summary Compensation Table.

(2)	The Company credits each participant’s profit sharing account with interest at an annual rate equal to the sum of (a) 2% plus (b) the annualized prime rate, as published in the Wall Street Journal, compounded as of the end of each fiscal month, subject to a cap of 15%. These amounts are also reported in the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” of the Summary Compensation Table.

(3)	Includes the following amounts for each of the following named executive officers previously reported as compensation to such named executive officers in the columns “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” of the Summary Compensation Table: Mr. Kirchhoff, $71,245 in fiscal 2009 and $77,786 in fiscal 2008; Ms. Sardini, $90,782 in fiscal 2009 and $103,030 in fiscal 2008; and Mr. Basone, $74,296 in fiscal 2009 and $71,176 in fiscal 2008.

(4)	Ms. Stubbing is not eligible to participate in the executive profit sharing plan because she does not reside in the United States.

POTENTIAL PAYMENTS UPON TERMINATION, RETIREMENT OR CHANGE OF CONTROL

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates (except in a for “cause” termination), he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	vested shares granted under our stock plans and the right to exercise within 90 days of termination vested stock options;

•	amounts contributed and vested under the executive profit sharing plan;

•	amounts accrued and vested through the applicable Company savings plan; and

•	accrued and unused vacation pay.

Generally, the Company makes no payments to executives terminated for “cause.” The Company has no formal policy regarding severance payments or other post-termination benefits but is subject to the statutory requirements of the countries in which it operates. For example, in the event Ms. Stubbing had been terminated on December 31, 2010, other than as provided in her continuity agreement or for gross misconduct, the U.K. required statutory and discretionary Company payments in connection with her termination could have amounted up to $148,424(1) and she could have been eligible for the continuation of benefits for up to three months. From time to time, the Company in its discretion, based upon the nature and circumstances of an individual being hired, has approved separate severance arrangements for certain named executive officers. For instance, Ms. Sardini is entitled to receive six months of salary continuation in the event of her termination for any reason other than as provided in her continuity agreement or for cause. Ms. Sardini’s salary continuation would have been equal to $208,089 if she had been terminated on December 31, 2010 other than in connection with a change in control or for cause. Mr. Burwick is entitled to receive six months of salary continuation, a pro rata portion of his annual, performance-based cash bonus with respect to the fiscal year in which he is terminated, and six months of continued medical insurance coverage for him and his eligible dependents on the same basis available to him immediately prior to termination in the event of his termination for any reason other than as provided in his continuity agreement or for “cause.” Mr. Burwick’s severance benefits, and the amount of unvested contributions and Company matching contributions under the executive profit sharing plan and the savings plan for U.S. salaried employees, respectively, which would have vested immediately per the terms of the plans, would have been equal to approximately $517,618(2) if he had been terminated on December 31, 2010 other than in connection with a change in control or for “cause.”

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	vested shares granted under our stock plans and the right to exercise within 90 days or one year of retirement (depending on the terms of the award) all vested stock options;

•	amounts contributed and vested under the executive profit sharing plan;

•	amounts accrued and vested through the applicable Company savings plan; and

•	accrued and unused vacation pay.

(1)	£95,150 converted to U.S. dollars using the applicable exchange rate on December 31, 2010.
(2)

The sum of $275,000 of salary continuation, $213,897 for Mr. Burwick’s pro rata portion of his annual, performance-based cash bonus for fiscal 2010, $10,792 of continued medical insurance coverage for him and his eligible dependents, $15,479 of unvested contributions under the executive profit sharing plan and $2,450 of unvested Company matching contributions to the savings plan for U.S. salaried employees.

The Company has also agreed in the continuity agreements with each named executive officer to pay the executive upon his or her retirement amounts accrued but unvested in any Company savings plan and the executive profit sharing plan and a pro rata portion of his or her annual, performance-based cash bonus as set forth therein. In the event these benefits under the continuity agreement were triggered for the named executive officers on December 31, 2010, the following cash bonus amounts would have been paid to: Mr. Kirchhoff $562,500, Ms. Sardini $249,706, Mr. Burwick $330,000, Mr. Basone $291,644 and Ms. Stubbing $233,985 (£150,000)(1). In addition, Mr. Burwick would have been entitled to $15,479 of unvested contributions to the executive profit sharing plan and $2,450 of unvested Company matching contributions to the savings plan for U.S. salaried employees, each of which would have been deemed vested under his continuity agreement. All of the other named executive officers are fully vested under these plans, as applicable.

Payments Made Upon Death or Permanent Disability

In the event of the death or permanent disability of a named executive officer, in addition to the additional amounts listed under the heading “Payments Made Upon Termination” above and the amounts provided under the continuity agreements with each named executive officer described under the heading “Payments Made Upon Retirement” above, if applicable, the named executive officer will receive benefits under the Company’s long term disability plan or payments under the Company’s life insurance plans, as appropriate. These payments are generally available to all employees, however, the amounts paid thereunder may differ by employee. For example, Mr. Kirchhoff and Ms. Stubbing are eligible to receive three times the amount of their base salary at death up to a maximum of $3,000,000 in the case of Mr. Kirchhoff, while the other named executive officers are eligible to receive two times the amount of their base salary up to a maximum of $1,000,000. In the event such benefits were triggered for the named executive officers on December 31, 2010 under the Company’s life insurance plans, the amounts (excluding any supplemental policies of the named executive officer) each of his or her legal representatives or estates would have received are as follows, in the case of: Mr. Kirchhoff, $2,250,000; Ms. Sardini, $834,000; Mr. Burwick, $1,000,000; Mr. Basone, $828,000; and Ms. Stubbing, $1,169,925 (£750,000)(1). Ms. Sardini and Mr. Burwick are the only named executive officers who have elected to participate in the Company’s long term disability plan and, subject to the terms of the plan, each would receive $8,333 on a monthly basis in the event such benefits were triggered on December 31, 2010 under the plan. In addition, generally, stock option exercise rights cease one year after, and RSUs immediately vest upon, the holder’s termination for death or permanent disability. See the column “Accelerated Vesting of Equity Value – RSUs” of the Change in Control and Benefits Estimates on December 31, 2010 table for the value of the immediate vesting of RSUs for each named executive officer in the event such benefit were triggered.

Payments Made Upon a Change of Control

Stock Awards

Pursuant to the Company’s terms and conditions for employee stock awards, unless provided otherwise by the Board of Directors or a committee thereof, all stock options and RSUs fully vest and stock options become exercisable immediately prior to a change of control. See the columns under “Accelerated Vesting of Equity Value” of the Change in Control and Benefits Estimates on December 31, 2010 table for the value of the immediate vesting of stock awards for each named executive officer in the event such benefits were triggered.

Under our 2008 Plan and 2004 Stock Incentive Plan, a “change in control” is generally defined as (i) any non-affiliate person or group becoming the beneficial owner of 25% or more of the voting stock of the Company (other than acquisitions by a Company sponsored employee benefit plan or related trust); (ii) a change in the composition of the Board of Directors, such that the individuals who constituted the Board of Directors as of

(1)	Amounts shown in pounds sterling are converted to U.S. dollars using the applicable exchange rate on December 31, 2010.

March 13, 2008 and March 11, 2004, respectively (or such directors nominated for election to the Board of Directors with the approval of a majority of the individuals constituting the Board of Directors as of March 13, 2008 and March 11, 2004, respectively, or any other directors so approved) cease for any reason to constitute at least a majority of the Board of Directors; (iii) the consummation of a reorganization, recapitalization, merger or consolidation involving the Company unless the beneficial owners of at least 51% of the outstanding voting securities of the Company or the surviving entity, as the case may be, following the transaction are held by the same persons, and in substantially the same proportion, who were beneficial owners of our voting stock prior to the transaction; or (iv) the sale of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company; if and only if, as a result of any of the foregoing events set forth in clause (i) or (iii) above, any person or group, other than Artal, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of its then outstanding securities entitled to vote in the election of members of the Board of Directors.

Under our 1999 Stock Purchase and Option Plan, a “change of control” is defined as (i) a sale of all or substantially all of the assets of the Company to a person who is not an affiliate of Artal, (ii) a sale by Artal or any of its respective affiliates resulting in more than 50% of the voting stock of the Company being held by a person or group that does not include Artal or any of its respective affiliates, or (iii) a merger or consolidation of the Company into another person which is not an affiliate of Artal; if and only if any such event results in the inability of Artal to elect a majority of the Board of Directors of the Company (or the resulting entity).

The holder remains subject during his or her employment and for one year following the termination of his or her employment to certain non-competition and non-solicitation covenants and for an unspecified amount of time to certain confidentiality and assignment of work product covenants.

Continuity Agreements

Payments

The named executive officers as well as certain other senior executives have entered into continuity agreements with us, which are described above in the section entitled “Compensation Discussion and Analysis—Termination Payments upon a Change of Control.” With respect to the named executive officers, the following severance benefits will be provided if (a) during the two-year period following a change in control of us, such named executive officer’s employment is terminated (other than termination by the Company for “cause” or by reason of death, disability or retirement), (b) during the three-month period prior to, but in connection with, or during the two-year period following, a change in control of us, such named executive officer voluntarily terminates his or her employment for “good reason”, or (c) an agreement is signed which would result in a change in control of us and during the period between the effective date of the agreement and a change in control of us, such named executive officer’s employment is terminated in connection with the change in control (other than termination by the Company for “cause” or by reason of death, disability or retirement):

•

cash payment equal to three times (two times in the case of Mr. Burwick, Mr. Basone and Ms. Stubbing) the sum of his or her annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to when notice of termination is given) and his or her target annual bonus under our bonus plan in respect of the fiscal year in which the termination occurs (or, if higher, the average annual bonus actually earned by the named executive officer in respect of the three full fiscal years prior to the year in which the notice of termination is given);

•

cash payment equal to the sum of (w) all accrued but unpaid base salary and an amount representing all accrued and unused vacation days, (x) all earned and unpaid bonuses (if any), (y) in respect of the fiscal year in which the date of termination occurs, the higher of (A) the pro rata portion of the named executive officer’s target bonus and (B) if we are exceeding the performance targets established under our bonus plan for such fiscal year as of the date of termination, the named executive officer’s actual annual bonus payable under our bonus plan based upon such achievement (this pro rata portion in either case calculated from January 1st of such year through the date of termination), and (z) any other compensation previously deferred (excluding qualified plan deferrals by the named executive officer under or into our benefit plans);

•

three years (two years in the case of Mr. Burwick, Mr. Basone and Ms. Stubbing) of continued medical, dental, vision, and life insurance coverage (excluding accidental death and disability insurance) for the named executive officer and his or her dependents, provided that these benefits will terminate upon the named executive officer receiving comparable benefits from a subsequent employer;

•

continued provision of the perquisites the named executive officer enjoyed prior to the date of termination for a period ending on the earlier of (x) the third anniversary (the second anniversary in the case of Mr. Burwick, Mr. Basone and Ms. Stubbing) of the named executive officer’s termination and (y) the receipt by the named executive officer of comparable perquisites from a subsequent employer;

•	immediate 100% vesting of all unvested stock options, stock appreciation rights, phantom stock units and restricted stock held by the named executive officer upon the change in control;

•

additional contributions by us to our qualified defined contribution plan and any other retirement plans in which the named executive officer participated prior to the date of termination during the period from the date of termination through the third anniversary (second anniversary in the case of Mr. Burwick, Mr. Basone and Ms. Stubbing) of the named executive officer’s termination; provided, however, that where such contributions may not be provided without adversely affecting the qualified status of such plan or where such contributions are otherwise prohibited by any such plans, the named executive officer shall instead receive an additional lump sum payment equal to the contributions that would have been made during the above period if the named executive officer had remained employed with us during such period;

•

all other accrued or vested benefits in accordance with the terms of any applicable plan of ours, including the named executive officer’s otherwise unvested account balances in our qualified defined contribution plan, which shall become vested as of the date of termination; and

•	outplacement services at a cost to us of not more than $30,000 ($15,000 in the case of Mr. Burwick, Mr. Basone and Ms. Stubbing).

Terminations

Terminations of employment that entitle a named executive officer to receive severance benefits under his or her continuity agreement consist of terminations by the Company without “cause” or resignation by the named executive officer for “good reason” upon qualifying terminations of employment described above. The named executive officer is also eligible for additional payments under his or her continuity agreement if his or her termination is due to death, disability as defined therein or retirement. See “Payments Made Upon Death or Disability” or “Payments Made Upon Retirement” above. The named executive officer is not eligible for benefits under his or her continuity agreement if his or her termination is for “cause.”

Change in Control

A “change in control” for purposes of the continuity agreements generally consists of any of the following, if and only if, as a result of the occurrence thereof, any person or group other than Artal or any of its affiliates is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of its then outstanding voting securities:

•	an acquisition of 25% or more of the Company’s voting securities (other than acquisitions by a Company sponsored employee benefit plan or related trust);

•	the current Board of Directors (or their approved successors) ceasing to constitute a majority of the Board of Directors;

•

the consummation of a reorganization, recapitalization, merger or consolidation involving the Company unless the beneficial owners of at least 51% of the outstanding voting securities of the Company or the surviving entity, as the case may be, following the transaction are held by the same persons, and in substantially the same proportion, who were beneficial owners of our voting stock prior to the transaction; or

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company.

For “Cause”

For purposes of the continuity agreements, “cause” generally means the occurrence of any of the following:

•

the willful and continued failure of the executive to perform substantially all of his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) for a period of ten days following a written demand for substantial performance that is delivered to him or her by the Board of Directors;

•	dishonesty in the performance of the executive’s duties with the Company;

•

the executive’s conviction of, or plea of guilty or nolo contendere to, a crime under the laws of the United States or any state thereof constituting (x) a felony or (y) a misdemeanor involving moral turpitude;

•

willful malfeasance or misconduct by the executive in connection with his or her Company duties, or any act or omission, which is injurious to the financial condition or business reputation of the Company; or

•	the executive’s breach of his or her confidentiality obligations under the executive’s continuity agreement.

For “Good Reason”

For purposes of the continuity agreements, “good reason” generally means the occurrence of any of the following without the executive’s consent:

•

any diminution in the executive’s duties, titles or responsibilities with the Company from those in effect immediately prior to the change in control (or in the event the diminution occurred prior to but in connection with the change in control, from those in effect prior to the date that is three months prior to the change in control); provided, however, that no such diminution shall be deemed to exist solely because of changes in the executive’s duties, titles or responsibilities as a consequence of the Company ceasing to be a company with publicly traded securities or becoming a wholly-owned subsidiary of another person or group;

•

any reduction in the executive’s annual base salary and annual cash bonus target established under the Company’s annual incentive plan from his or her compensation in effect immediately prior to the change in control (or in the event the reduction occurred prior to but in connection with the change in control, from that in effect prior to the date that is three months prior to the change in control);

•

the relocation of the executive’s principal work place to a location that, in the case of Mr. Kirchhoff and Ms. Sardini, is east of the Nassau County-Suffolk County border, and, in the case of Mr. Burwick, Mr. Basone and Ms. Stubbing, is more than 35 miles from the place where he or she was based immediately prior to the change in control (or in the event the relocation occurred prior to but in connection with the change in control, from the location where the executive was based on the date three months prior to the change in control); or

•	any failure by the Company to obtain from any successor to the Company an agreement to assume and perform the executive’s continuity agreement.

In the event that the executive provides the Company with a notice of termination for “good reason” within 60 days after the occurrence of an event giving rise to “good reason”, the Company shall have 30 days after its receipt of the notice to cure or resolve the behavior which gave rise to the “good reason”.

Under the continuity agreements, the named executive officers agreed to keep in confidence any and all confidential information concerning the Company, its shareholders, officers, directors and customers. In addition, upon the termination of employment, the named executive officer will not take or keep any proprietary or confidential information or documentation belonging to the Company.

Change in Control Impact on Named Executive Officers

The table below was prepared as though a change in control occurred and the named executive officers’ employment was terminated without “cause” or for “good reason” on December 31, 2010 (the last business day of fiscal 2010) using the closing price of the Company’s Common Stock as of December 31, 2010 (the last trading day of fiscal 2010). In addition to these assumptions, the Company believes the assumptions set forth below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. However, a change in control did not occur on December 31, 2010 and the named executive officers were not terminated on that date. Therefore, there can be no assurance that a change in control in the future would produce the same or similar results as those described below.

CHANGE IN CONTROL PAYMENT AND BENEFIT ESTIMATES

ON DECEMBER 31, 2010

Name	Aggregate Severance Pay and 2010 Bonus(1)	Medical, Dental, Vision and Life Insurance(2)	Accelerated Vesting of Equity Value		Executive Profit Sharing Plan(3)	Savings Plan(4)	Excise Tax and Gross-Up Payment(5)	Perqui- sites(6)	Accrued and Unused Vacation Days(7)	Outplace- ment Services	Total
			RSUs	Stock Options
David P. Kirchhoff	$4,500,000	$72,854	$555,302	$2,339,010	$197,825	$22,050	$1,879,479	$50,727	$31,731	$30,000	$9,678,978
Ann M. Sardini	$2,247,355	$24,013	$246,047	$729,630	$245,968	$22,050	$1,026,293	$47,839	$54,423	$30,000	$4,673,618
David A. Burwick	$1,982,411	$45,569	$—	$1,614,000	$100,929	$17,150	$859,739	$30,612	$4,231	$15,000	$4,669,641
Michael Basone	$1,533,644	$45,156	$335,086	$729,630	$103,876	$14,700	$—	$25,468	$30,254	$15,000	$2,832,814
Melanie Stack (Stubbing)(8)	$1,481,905	$8,461	$271,840	$803,430	$—	$70,196	$—	$43,800	$—	$15,000	$2,694,632

(1)	Amounts shown represent three years (two years for Mr. Burwick, Mr. Basone and Ms. Stubbing) of base salary, three years (two years for Mr. Burwick, Mr. Basone and Ms. Stubbing) of “target” bonus plus an additional year (pro-rated for Mr. Burwick based on his April 30, 2010 employment date) of “target” or actual bonus, as applicable.

(2)	Amounts shown represent three years (two years for Mr. Burwick, Mr. Basone and Ms. Stubbing) of continued medical, dental, vision and life insurance (excluding accidental death and disability insurance), as applicable.

(3)	Amounts shown represent three years (two years for Mr. Burwick and Mr. Basone) of Company contributions to and earnings on its executive profit sharing plan. With respect to Mr. Burwick, the amount shown also includes $15,479, which reflects accelerated vesting of his aggregate executive profit sharing plan balance as of December 31, 2010. Other than with respect to Mr. Burwick, each executive’s executive profit sharing plan balance was fully vested as of December 31, 2010. Ms. Stubbing does not participate in the Company’s executive profit sharing plan.

(4)	Amounts shown represent three years (two years for Mr. Burwick and Mr. Basone) of Company contributions to its savings plan for salaried U.S. employees in the case of Mr. Kirchhoff, Ms. Sardini, Mr. Burwick and Mr. Basone; and two years of Company contributions to its savings plan for salaried U.K. employees in the case of Ms. Stubbing. With respect to Mr. Burwick, the amount shown also includes $2,450, which reflects accelerated vesting of unvested Company matching contributions to the savings plan for U.S. salaried employees on Mr. Burwick’s behalf. Other than with respect to Mr. Burwick, each named executive officer’s savings plan balance was fully vested as of December 31, 2010.

(5)	Pursuant to the continuity agreements, if it is determined that the aggregate amounts payable to any named executive officer under the columns “Aggregate Severance Pay and 2010 Bonus,” “Medical, Dental, Vision and Life Insurance,” “Accelerated Vesting of Equity Value,” “Executive Profit Sharing Plan,” “Savings Plan,” “Perquisites,” “Accrued and Unused Vacation Days” and “Outplacement Services” are parachute payments subject to excise tax imposed under Section 4999 of the Internal Revenue Code or any similar tax imposed by state or local law, then the named executive officer, depending on the amount of parachute payments, may be entitled to receive a “gross-up” payment, such that, after payment by the named executive officer of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax, imposed upon the gross-up payment, the named executive officer will retain an amount of the gross-up payment equal to the excise tax imposed upon the parachute payments. The amounts in this column represent such amount.

(6)

Amounts shown represent three years (two years for Mr. Burwick, Mr. Basone and Ms. Stubbing) of continued provision of perquisites enjoyed by the named executive officer prior to the date of termination, including a car allowance of $39,600 for Mr. Kirchhoff and Ms. Sardini, $26,400 for

Mr. Burwick, $19,200 for Mr. Basone and $43,053 for Ms. Stubbing, as well as payments for cell phone charges and wellness allowances (in each case other than for Ms. Stubbing), and free Monthly Pass membership for Ms. Stubbing.

(7)	Amounts shown represent the following number of accrued but unused vacation days: Mr. Kirchhoff, 11 days; Ms. Sardini, 34 days; Mr. Burwick, 2 days; and Mr. Basone, 19 days.

(8)	Other than amounts with respect to RSUs, stock options and outplacement services, amounts shown are assumed paid to Ms. Stubbing in pounds sterling and were converted to U.S. dollars using the applicable exchange rate on December 31, 2010.

General Assumptions

•

Mr. Kirchhoff, Ms. Sardini and Mr. Burwick were assumed to be subject to federal, state and local combined effective tax rates of 62.3%, 64.8% and 62.3%, respectively, including an excise tax rate of 20% pursuant to Section 4999 of the Internal Revenue Code.

Equity-based Assumptions

•	All previously unvested stock options and RSUs vested on December 31, 2010.

•

Stock options were valued at the greater of $0 or the actual spread between the exercise price of the option and the closing price of the Company’s Common Stock on December 31, 2010. This would represent the true value received by the executives upon immediate vesting of their options.

•	RSUs were valued using the closing price of the Company’s Common Stock on December 31, 2010.

Benefit Assumptions

•

Each executive’s “target” bonus is calculated based on his or her base salary at December 31, 2010 for the purposes of determining his or her severance, 2010 bonus and contributions to the executive profit sharing plan, if applicable. Mr. Kirchhoff’s target bonus is $562,500, Ms. Sardini’s target bonus is $249,706, Mr. Burwick’s target bonus is $330,000, Mr. Basone’s target bonus is $207,000, and Ms. Stubbing’s target bonus is $233,985 (£150,000)(1).

•	The executive does not receive comparable perquisites from a subsequent employer.

•	Medical, dental, vision and life insurance are paid at 2011 monthly rates.

•

Contributions to the executive profit sharing plan at the executive’s rate as of December 31, 2010. Each executive will receive their respective “target” bonuses in March of each year, which is deemed eligible compensation under the plan. Interest is calculated under the plan using the annualized prime rate, as published in the Wall Street Journal on December 31, 2010, plus 2%. No supplemental employer contributions are made.

•

3% matching contribution by the Company at the executive’s salary at December 31, 2010 to the Company’s savings plan for U.S. salaried employees, subject to the applicable limitations of the Internal Revenue Code as in effect in fiscal 2010; 9% matching contribution by the Company at Ms. Stubbing’s salary at December 31, 2010 to the Company’s savings plan for U.K. salaried employees.

•	No legal services are paid for any of the executives.

(1)	Amount shown in pounds sterling was converted to U.S. dollars using the applicable exchange rate on December 31, 2010.

DIRECTOR COMPENSATION

The Company uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board of Directors. Our directors are not subject to any minimum share ownership requirement. However, all equity-based compensation paid is vested upon grant to the director and is subject to restrictions on transfer so that such shares cannot be sold or transferred until the director is no longer serving on the Board of Directors.

Cash and Stock Compensation Paid to Directors

Members of the Board of Directors who are not employees of the Company are entitled to receive annual compensation of $75,000, payable quarterly, half in cash and half in Common Stock. The number of shares of Common Stock granted quarterly is determined by averaging the closing price of the Common Stock on the NYSE for the last five trading days of each fiscal quarter. This average price is then used to determine the number of shares required to satisfy the share portion of the director’s quarterly fees. Any fractional shares are paid in cash. The shares of Common Stock granted are subject to transfer restrictions so that the shares cannot be sold or transferred until the director is no longer serving on the Board of Directors.

In addition, each non-employee director is entitled to receive 1,000 shares of Common Stock per annum which is distributed on December 15th of each fiscal year. Directors who are employees of the Company receive no compensation for their service as directors.

Compensation Paid to Directors serving on Committees of the Board of Directors

Each director serving as a member of the Audit Committee is entitled to receive $10,000 per annum, payable quarterly, in cash. Each director who serves as Audit Committee chair receives an additional $10,000 per annum, payable quarterly, in cash. In addition, each director serving as a member of the Compensation Committee is entitled to receive $4,000 per annum, payable quarterly, in cash.

Director Summary Compensation Table

The following table sets forth information concerning the compensation of our directors (other than directors who are named executive officers) for fiscal 2010.

DIRECTOR COMPENSATION FOR FISCAL 2010

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Raymond Debbane(2)	$41,574	$74,351	$115,925
Philippe J. Amouyal(2)	$41,574	$74,351	$115,925
John F. Bard(2)(3)	$61,574	$74,351	$135,925
Marsha Johnson Evans(3)	$47,574	$74,351	$121,925
Jonas M. Fajgenbaum	$37,574	$74,351	$111,925
Sacha Lainovic	$37,574	$74,351	$111,925
Kimberly Roy Tofalli(3)	$47,574	$74,351	$121,925
Christopher J. Sobecki	$37,574	$74,351	$111,925

(1)

Stock awards consist solely of awards of Common Stock subject to certain transfer restrictions. The amounts shown represent the aggregate grant date fair value of awards granted in fiscal 2010 calculated in accordance with applicable accounting standards. The grant date fair value for each stock award granted to each director on January 4, 2010 was $9,367; April 5, 2010 was $9,443; July 5, 2010 was $9,220; October 4,

2010 was $9,321; and December 15, 2010 was $37,000, in each case based solely on the closing price of our Common Stock on the date of the grant or, if the market was closed on the date of the grant, the last trading day that immediately preceded the date of the grant. The award granted on January 4, 2010 was for compensation earned for the fourth quarter of fiscal 2009. On November 12, 2010, Mr. Bard had 2,000 vested stock options expire unexercised. On January 1, 2011, Mr. Bard held 2,000 vested stock options which expire on November 12, 2011. Ms. Evans held 2,000 vested stock options on January 1, 2011, all of which expired unexercised on February 6, 2011.

(2)	Member of the Compensation Committee.

(3)	Member of the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding the beneficial ownership of our Common Stock by (i) beneficial owners of more than 5% of the Company’s Common Stock, (ii) our President and Chief Executive Officer and each of our other named executive officers, as such term is defined in Item 402(a)(3) of Regulation S-K of the Exchange Act, (iii) each of our directors and (iv) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our Common Stock subject to (i) options held by that person that are currently exercisable or exercisable within 60 days of February 1, 2011 and (ii) shares of our Common Stock issuable upon the vesting of RSUs held by that person within 60 days of February 1, 2011 are deemed issued and outstanding. These shares, however, are not deemed issued and outstanding for purposes of computing percentage ownership of each other shareholder.

Our capital consists of our Common Stock and our preferred stock. As of February 1, 2011, there were 72,751,326 shares of our Common Stock outstanding and zero shares of our preferred stock outstanding. None of the shares held by our directors or named executive officers has been pledged as security.

Except as otherwise indicated in the footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock.

	As of February 1, 2011
Name of Beneficial Owner	Amount of Beneficial Ownership of Common Stock	Percent of Class
Artal Group S.A.(1)	43,247,893	59.4%
David P. Kirchhoff(2)(3)	290,560	*
Ann M. Sardini(2)(3)	116,028	*
David A. Burwick(2)	—	—
Michael Basone(2)(3)	89,813	*
Melanie Stack (Stubbing)(2)(3)	90,761	*
Raymond Debbane(2)(4)(5)	10,375	*
Philippe Amouyal(2)(4)	10,375	*
John F. Bard(2)(3)(4)	15,485	*
Marsha Johnson Evans(2)(3)(4)	19,767	*
Jonas M. Fajgenbaum(2)(4)	10,375	*
Sacha Lainovic(2)(4)	10,375	*
Kimberly Roy Tofalli(2)(4)	6,632	*
Christopher J. Sobecki(2)(4)	10,375	*
All directors and executive officers as a group (14 persons)	784,325	1.1%

*	Amount represents less than 1% of outstanding Common Stock.

(1)

The information concerning Artal Group S.A. is based on a Schedule 13D/A filed jointly with the SEC on March 31, 2009 by Westend S.A., Stichting Administratiekantoor Westend (the “Stichting”) and Mr. Pascal Minne, and other information known to us. Mr. Minne is the sole member of the Board of the Stichting. The Stichting is the parent of Westend S.A. Westend S.A. is the parent of Artal Group S.A. Artal Group S.A. is the parent of Artal International S.C.A., which, in turn, is the parent of Artal Luxembourg S.A. Artal Luxembourg S.A. is the parent of Artal Holdings Sp. z o.o., Succursale de Luxembourg (“Artal Holdings”). As of February 2, 2007, and through the date of the filing of the Schedule 13D/A, Artal Holdings was the record owner of 43,247,893 of our shares. Artal Luxembourg S.A. holds an irrevocable proxy with respect to 15,000,000 of these shares. As a result of the foregoing, Artal Luxembourg S.A., Artal International S.C.A., Artal Group S.A., Westend S.A., the Stichting and Mr. Minne may each be deemed to be the beneficial owner of all of our shares held of record by Artal Holdings. The address of Artal Holdings is 105, Grand-Rue, L-1661, Luxembourg, Luxembourg. The address of Westend S.A., Artal Group S.A., Artal Luxembourg S.A. and Artal International S.C.A., is the same as Artal Holdings. The address of the Stichting is Ijsselburcht 3, 6825BS Arnhem, The Netherlands. The address of Mr. Minne is Place Ste. Gudule, 19, B-1000, Bruxelles, Belgium.

(2)	Our executive officers and directors may be contacted c/o Weight Watchers International, Inc., 11 Madison Avenue, 17th Floor, New York, New York 10010.

(3)	The number of shares beneficially owned includes shares issuable in connection with RSUs that vest within 60 days after February 1, 2011 and shares subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after February 1, 2011, as follows: Mr. Kirchhoff, 255,000 shares; Ms. Sardini, 110,063 shares; Mr. Basone, 89,813 shares; Ms. Stubbing, 85,750 shares; Mr. Bard, 2,000 shares; and Ms. Evans, 2,000 shares. Mr. Kirchhoff had options to purchase 15,000 shares which were granted on July 14, 2005 and which expired unexercised on July 14, 2010; Ms. Sardini had options to purchase 15,000 shares which were granted on March 11, 2005 and which expired unexercised on March 11, 2010; Mr. Basone had options to purchase 7,500 shares which were granted on July 14, 2005 and which expired unexercised on July 14, 2010; Ms. Stubbing had options to purchase 7,500 shares which were granted on March 11, 2005 and which expired unexercised on March 11, 2010; Mr. Bard had options to purchase 2,000 shares which were granted on November 12, 2005 and which expired unexercised on November 12, 2010; and Ms. Evans had options to purchase 2,000 shares which were granted on February 7, 2005 and which expired unexercised on February 7, 2010 and had options to purchase 2,000 shares which were granted on February 6, 2006 and which expired unexercised on February 6, 2011.

(4)	The number of shares beneficially owned by the directors that are subject to transfer restrictions until that person is no longer serving on the Board of Directors, are as follows: Mr. Debbane, 10,375 shares; Mr. Amouyal, 10,375 shares; Mr. Bard, 10,219 shares; Ms. Evans, 10,219 shares; Mr. Fajgenbaum, 10,375 shares; Mr. Lainovic, 10,375 shares; Ms. Roy Tofalli, 6,632; and Mr. Sobecki, 10,375 shares.

(5)	Mr. Debbane is also a director of Artal Group S.A. Artal Group S.A. is the parent entity of Artal International S.C.A., which is the parent entity of Artal Luxembourg S.A., which in turn is the parent entity of Artal Holdings. Mr. Debbane may be deemed to share beneficial ownership of all shares owned by Artal Holdings but disclaims such beneficial ownership.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

Review, Approval or Ratification of Related Person Transactions

The Company’s Code of Business Conduct and Ethics, as amended, sets forth the Company’s policies for the review, approval and ratification of transactions with related persons. The procedures cover related person transactions between the Company and the directors and executive officers or their immediate family members. More specifically, the procedures cover any transaction or arrangement in which the Company is a party and in which a related person has a direct or indirect material interest.

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal department is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. The Board of Directors reviews and approves or ratifies any related person transaction that is required to be disclosed under Item 404(a) of Regulation S-K of the Exchange Act. In the course of its review and approval or ratification of a related person transaction, the Board of Directors considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Board of Directors deems appropriate.

Transactions with Related Persons

Registration Rights Agreement

Simultaneously with the closing of our acquisition by Artal in 1999, we entered into a Registration Rights Agreement with Artal and H.J. Heinz Company (“Heinz”). The Registration Rights Agreement grants Artal the right to require us to register shares of our Common Stock for public sale under the Securities Act of 1933, as amended, (1) upon demand and (2) in the event that we conduct certain types of registered offerings. Heinz has sold all shares of our Common Stock held by it and accordingly no longer has any rights under this agreement. The Invus Group, LLC (“Invus”) is the exclusive investment advisor to Artal. The principals of Invus have received customary compensation from Artal in connection with transactions under this Registration Rights Agreement. Certain of our directors, Mr. Debbane, Mr. Amouyal, Mr. Fajgenbaum and Mr. Sobecki, are principals of Invus. Until December 31, 2006, when he became a co-founder and Managing Partner of Invus Financial Advisors, LLC, a New York-based investment firm, Mr. Lainovic was a principal of Invus.

Corporate Agreement

We entered into a corporate agreement with Artal in November 2001 which was amended in July 2005. We agreed that so long as Artal beneficially owns 10% or more, but less than a majority of our then outstanding voting stock, Artal will have the right to nominate a number of directors approximately equal to that percentage multiplied by the number of directors on the Board of Directors. This right to nominate directors will not restrict Artal from nominating a greater number of directors.

We also agreed with Artal that both we and Artal have the right to:

•	engage in the same or similar business activities as the other party;

•	do business with any customer or client of the other party; and

•	employ or engage any officer or employee of the other party.

Neither Artal nor we, nor our respective related parties, will be liable to each other as a result of engaging in any of these activities.

Under the corporate agreement, if one of our officers or directors who also serves as an officer, director or advisor of Artal becomes aware of a potential transaction related primarily to the group education-based weight-loss business or an internet diet business, as defined, that may represent a corporate opportunity for both Artal and us, the officer or director has no duty to present that opportunity to Artal, and we will have the sole right to pursue the transaction if the Board of Directors so determines. If one of our officers or directors who also serves as an officer, director or advisor of Artal becomes aware of any other potential transaction that may represent a corporate opportunity for both Artal and us, the officer or director will have a duty to present that opportunity to Artal, and Artal will have the sole right to pursue the transaction if Artal so determines. If one of our officers or directors who does not serve as an officer, director or advisor of Artal becomes aware of a potential transaction that may represent a corporate opportunity for both Artal and us, neither the officer nor the director nor we have a duty to present that opportunity to Artal, and we may pursue the transaction if the Board of Directors so determines. If any officer, director or advisor of Artal who does not serve as an officer or director of us becomes aware of a potential transaction that may represent a corporate opportunity for both Artal and us, none of the officer, director, advisor, or Artal has a duty to present that opportunity to us, and Artal may pursue the transaction if it so determines.

If Artal transfers, sells or otherwise disposes of our then outstanding voting stock, the transferee will generally succeed to the same rights that Artal has under this agreement by virtue of its ownership of our voting stock, subject to Artal’s option not to transfer those rights.

OTHER MATTERS

Other Matters

The Board of Directors knows of no other business that will be presented to shareholders at the 2011 Annual Meeting for a vote. If other matters properly come before the 2011 Annual Meeting, the persons named as proxies will vote on them in accordance with their discretion.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our Common Stock (collectively, “Reporting Persons”) to file with the SEC and NYSE initial reports of ownership and reports of changes in ownership of our Common Stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. Based on our records and written representations from our directors and officers, we believe that all such Reporting Persons complied with all Section 16(a) filing requirements in fiscal 2010.

Procedures for Submitting Shareholder Proposals

The Company currently intends to hold its next annual meeting of shareholders in May 2012.

Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the Company’s 2012 proxy statement and proxy card by submitting their proposals to the Company on or before December 8, 2011. In addition, all shareholder proposals requested to be included in the Company’s proxy statement and proxy card must also comply with the requirements set forth in the federal securities laws, including Rule 14a-8, in order to be included in the Company’s proxy statement and proxy card for the 2012 annual meeting of shareholders.

In addition, the Company’s Bylaws establish an advance notice procedure with regard to certain matters, including nominations of persons for election as directors and shareholder proposals included in the Company’s proxy statement, to be brought before an annual meeting of shareholders. In general, notice must be received by the Corporate Secretary of the Company not less than 120 days nor more than 150 days prior to the anniversary date of the proxy statement in connection with the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Therefore, to be presented at the Company’s 2012 annual meeting of shareholders, such a proposal must be received by the Company on or after November 8, 2011 but no later than December 8, 2011. If the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the prior year’s annual meeting, notice must be received not less than 60 days prior to such annual meeting. So long as Artal owns a majority of our Common Stock, notice by Artal shall be timely and proper if delivered in writing or orally at least five business days prior to the date the Company mails its proxy statement in connection with the annual meeting of shareholders with respect to the nomination of a director and at any time prior to the annual meeting with respect to any other proposal. Copies of the Company’s Bylaws may be obtained free of charge by contacting the Corporate Secretary at Weight Watchers International, Inc., 11 Madison Avenue, 17th Floor, New York, New York 10010, (212) 589-2700.

All notices of proposals by shareholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary at Weight Watchers International, Inc., 11 Madison Avenue, 17th Floor, New York, New York 10010.

Shareholders of Record with Multiple Accounts

SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside. Each shareholder continues to receive a separate proxy card. This procedure is referred to as “householding.” While the Company does not household its mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. The Company will deliver promptly a separate copy of the proxy statement and annual report to any shareholder who sends a written or oral request to the Company at Weight Watchers International, Inc., Attention: Corporate Secretary, 11 Madison Avenue, 17th Floor, New York, New York 10010, (212) 589-2700. Similarly, if a shareholder shares an address with another shareholder and has received multiple copies of the Company’s proxy statement or annual report, he or she may write or call the Company at the above address or phone number to request a single copy of these materials.

Annual Report and Other Corporate Documents

The Annual Report to Shareholders covering fiscal 2010 has been mailed together with the proxy solicitation material. The Annual Report does not form any part of the material for the solicitation of proxies.

Corporate information and our press releases, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments thereto, are available on our website at www.weightwatchersinternational.com as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC (i.e., generally the same day as the filing). Copies of our Annual Report on Form 10-K for fiscal 2010, including financial statements and schedules thereto, filed with the SEC, as well as our Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, and Code of Business Conduct and Ethics, are also available without charge to shareholders upon written request addressed to: Weight Watchers International, Inc., Attention: Corporate Secretary, 11 Madison Avenue, 17th Floor, New York, New York 10010.

By Order of the Board of Directors,

Jeffrey A. Fiarman

Executive Vice President,

General Counsel and Secretary

Dated: April 6, 2011

PROXY CARD

WEIGHT WATCHERS INTERNATIONAL, INC.

2011 Annual Meeting of Shareholders to be held on May 10, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints David P. Kirchhoff, Ann M. Sardini and Jeffrey A. Fiarman, and each of them, with full power of substitution, as proxies to represent and vote all shares of stock of Weight Watchers International, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the 2011 Annual Meeting of Shareholders of the Company to be held on Tuesday, May 10, 2011, and at all adjournments and postponements thereof, upon the matters set forth in the Notice of 2011 Annual Meeting of Shareholders and Proxy Statement dated April 6, 2011, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments and postponements thereof.

The Board of Directors recommends a vote “FOR” each of the nominees for Class I director to the Board of Directors, “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2011, “FOR” the advisory approval of the compensation of the Company’s named executive officers, and for the holding of advisory votes on the compensation of the Company’s named executive officers every “3 YRS.”

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, “FOR” THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 2, “FOR” THE ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION IN PROPOSAL 3 AND FOR THE HOLDING OF ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION EVERY “3 YRS” IN PROPOSAL 4.

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU PLAN TO ATTEND THE 2011 ANNUAL MEETING OF SHAREHOLDERS IN PERSON, PLEASE MARK THE APPROPRIATE BOX.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on May 10, 2011.

Vote by Internet

•	Log on to the Internet and go to www.investorvote.com/WTW.

•	Follow the steps outlined on the secure website.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada or 1-781-575-2300 (collect) any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.    ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A.	Proposals—The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, and 3 YRS for Proposal 4

1.	Election of Class I Directors: To elect three members to the Board of Directors to serve for a three-year term as Class I Directors.

01-Raymond Debbane	For	Withhold	02-John F. Bard	For	Withhold	03-Jonas M. Fajgenbaum	For	Withhold
	☐	☐		☐	☐		☐	☐

			For	Against	Abstain
2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2011.		☐	☐	☐

			For	Against	Abstain
3.	To approve the advisory resolution on named executive officer compensation.		☐	☐	☐

		3 Yrs	2 Yrs	1 Yr	Abstain
4.	To approve holding an advisory vote on named executive officer compensation every three years, two years or one year, as indicated.	☐	☐	☐	☐

B.	Non-Voting Items

Change of Address—Please print your new address below.

Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C.	Authorized Signatures—This section must be completed for your vote to be counted—Date and Sign Below.

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. A corporation or partnership must sign its full name by an authorized person.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.